Exhibit 99.1

                                                    [NEXEN LOGO GRAPHIC OMITTED]

                         NEXEN INC. 801 - 7th Ave. SW Calgary, AB Canada T2P 3P7
                         T 403 699-4000   F 403 699-5776   www.nexeninc.com

NEWS RELEASE

                                                           For immediate release

  NEXEN ANNOUNCES THIRD QUARTER RESULTS

CALGARY, ALBERTA, OCTOBER 28, 2010 - Nexen Inc. announces third quarter cash flow of $485 million and net income of $537 million. Quarterly net income reflects the successful sales of our heavy oil properties in Canada and our North American natural gas marketing business.

We continue to focus on execution excellence in all areas of our portfolio. In the Horn River, we completed fracing, at an industry-leading pace, the eight shale gas wells we drilled earlier this year, allowing us to start production here earlier than scheduled. At our Long Lake oil sands project, bitumen production volumes have doubled since the beginning of the year to over 31,500 bbls/d. On the conventional side of our business, we have had major discoveries in each of our three key basins in the past 18 months--Golden Eagle area in the North Sea, Owowo, offshore West Africa and Appomattox in the deep-water Gulf of Mexico, where we recently announced a gross resource estimate in excess of 250 million boe.

With production growth from Long Lake, the start up of new Horn River production in the fourth quarter and Usan on schedule to start in 2012, we are on track to deliver 70,000 boe/d of new production over the next two years. In addition, we are continuing discussions with the Yemen government on a contract extension for the Masila block. Golden Eagle, Appomattox, Knotty Head, Owowo, more shale gas and additional oil sands phases will contribute to future production volumes.

We have completed the sale of our heavy oil assets and our North American natural gas marketing business and increased our target of generating $1.0 billion from our non-core asset disposition program to $1.5 billion, with the sale of our investment in Canexus expected in the next year.

In the Gulf of Mexico, the drilling moratorium has been lifted, and we plan to move forward with the drilling of our exciting exploration prospects at Kakuna and Angel Fire and with the appraisal of our Appomattox discovery.


Third quarter highlights include:

     o QUARTERLY CASH FLOW OF $485 MILLION ($0.92/SHARE) AND NET INCOME OF $537 MILLION ($1.02/SHARE)

     o QUARTERLY PRODUCTION BEFORE ROYALTIES OF 239,000 BOE/D (213,000 BOE/D AFTER ROYALTIES)

     o LONG LAKE GROSS BITUMEN PRODUCTION HAS INCREASED FROM 16,000 TO OVER 31,500 BBLS/D SINCE JANUARY

     o    SUCCESSFUL HORN RIVER SHALE GAS FRAC PROGRAM AT INDUSTRY-LEADING PACE

     o COMPLETED SALE OF CANADIAN HEAVY OIL PROPERTIES FOR EXCEPTIONAL METRICS; GENERATED PROCEEDS OF APPROXIMATELY $1 BILLION WHEN COMBINED WITH SALE OF NORTH AMERICAN NATURAL GAS MARKETING BUSINESS

     o    APPOMATTOX RESOURCE ESTIMATED TO BE IN EXCESS OF 250 MILLION BOE GROSS

     o ANNUAL PRODUCTION GUIDANCE EXPECTED TO BE WELL WITHIN OUR RANGE OF BETWEEN 230,000 AND 280,000 BOE/D (200,000 AND 250,000 BOE/D AFTER
          ROYALTIES), WHILE ABSORBING THE IMPACT OF ASSET SALES AND UNSCHEDULED DOWNTIME IN THE NORTH SEA

     o    REDUCED NET DEBT BY OVER $1 BILLION SINCE THE BEGINNING OF THE YEAR

QUARTERLY RESULTS


                                                 THREE MONTHS ENDED             NINE MONTHS ENDED
                                                    SEPTEMBER 30                   SEPTEMBER 30
                                              -------------------------    --------------------------
(Cdn$ millions)                                       2010         2009              2010         2009
-----------------------------------------------------------------------------------------------------

Production (mboe/d)
      Before Royalties                                 239          214               246          235
      After Royalties                                  213          184               218          206
Cash Flow from Operations(1)                           485          379             1,583        1,379
      Per Common Share ($/share)(1)                   0.92         0.73              3.02         2.65
Net Income                                             537          122               977          277
      Per Common Share ($/share)                      1.02         0.23              1.86         0.53
Capital Investment(2,3)                                623          671             2,025        2,933
Net Debt(4)                                          4,468        5,532             4,468        5,532


     (1) For reconciliation of this non-GAAP measure, see Cash Flow from Operations on pg. 9.
     (2)  Includes geological and geophysical expenditures.
     (3) Q1 2009 includes $755 million for the acquisition of an additional 15% interest in Long Lake from our partner.
     (4) Net debt is defined as long-term debt and short-term borrowings less cash and cash equivalents.

Quarterly cash flow from operations was $485 million and net income was $537 million. In comparison to the same quarter last year, our cash flow has increased from stronger production and commodity prices. Quarterly net income reflected a net gain of $522 million ($414 million after tax) on the successful completion of non-core asset sales.

Our net debt is down over $1 billion from a year ago as a result of asset sales. Even with these asset sales, we are currently producing between 245,000 and 255,000 boe/d, which is similar to our 2009 annual volumes. We expect our net debt to decline further once we sell our Canexus interest.

QUARTERLY PRODUCTION



                             QUARTERLY PRODUCTION BEFORE ROYALTIES     QUARTERLY PRODUCTION AFTER ROYALTIES
Crude Oil, NGLs and
Natural Gas
(mboe/d)                           Q3 2010           Q2 2010                      Q3 2010         Q2 2010
-----------------------------------------------------------------         ----------------------------------

North Sea                            111                105                        111             105
Yemen                                 41                 41                         23              22
United States                         27                 26                         24              23
Canada - Oil & Gas                    19                 20                         17              17
Canada - Syncrude                     19                 23                         18              22
Canada - Bitumen                      17                 16                         16              15
Other Countries                        2                  2                          2               2
                            -------------------------------------         ----------------- ----------------
                                     236                233                        211             206
Canadian Heavy oil                     3                 15                          2              12
production sold
                            -------------------------------------         ----------------- ----------------
TOTAL                                239                248                        213             218
                            -------------------------------------         ----------------- ----------------


For the third quarter, production excluding the sale of heavy oil volumes grew from 233,000 boe/d to 236,000 boe/d compared to the previous quarter. Production grew despite the eight weeks of downtime at Scott/Telford in the North Sea to allow the operator of the Forties pipeline to repair a valve failure. Production here has returned at rates of about 20,000 boe/d net to us.

At Buzzard, quarterly volumes were 195,000 boe/d gross (84,000 boe/d net to us) up from 165,000 boe/d (71,000 boe/d net to us). In the second quarter, production from Buzzard was impacted by a three-week shutdown to install the fourth platform topsides and complete repairs to the main separator unit. We are progressing towards the start up of the new platform and fourth quarter Buzzard volumes are expected to be approximately 70 to 90% of normal. Production is expected to return to full rates around year end. Elsewhere in the North Sea, Ettrick is performing well and we produced 19,000 boe/d net to us, compared to 14,000 boe/d in the previous quarter.

At Long Lake, quarterly bitumen volumes were 26,000 boe/d gross (17,000 boe/d net to us), compared to 25,000 boe/d gross (16,000 boe/d net) in the previous quarter. Production ramp up over the summer was impacted by downtime related to SAGD well optimization activities (such as electric submersible pump (ESP) upsizes and acid stimulations) and temporary steam interruptions. These interruptions were caused by unplanned upgrader downtime related to the air separation unit and power outages caused by a lightning strike. We are back on-stream and are producing over 31,500 bbls/d.

At Syncrude, production was down for a scheduled turnaround late in the third quarter. This turnaround is now complete and no further downtime is scheduled at Syncrude this year.

"We are on track to be well within our original annual production guidance range of 230,000 to 280,000 boe/d," stated Marvin Romanow, Nexen's President and Chief Executive Officer. "And we continue to be on track to deliver new production volumes of approximately 70,000 boe/d over the next two years from Long Lake, Usan and shale gas."

SALE OF HEAVY OIL ASSETS AND NORTH AMERICAN NATURAL GAS MARKETING BUSINESS COMPLETE

During the quarter, we completed the sale of our heavy oil properties in Western Canada for approximately $975 million. These properties produced approximately 15,000 boe/d in the second quarter and had proved reserves of 39 million boe at December 31, 2009. We also completed the sale of our North American natural gas marketing business during the quarter.

"We have achieved excellent value on the sale of our non-core assets," said Romanow. "We now expect to generate approximately $1.5 billion from all asset sales, once we complete our disposition program which includes the sale of our interest in Canexus over the next twelve months. The proceeds will be used to develop the strong success we are having across our portfolio."

LONG LAKE--BITUMEN PRODUCTION OVER 31,500 BBLS/D

Bitumen production to feed the upgrader continues to ramp up following the completion of the turnaround last fall. We have improved steam reliability and are continuously optimizing our wells. The resulting improvements in well capability have enabled us to increase our steam injection to 165,000 bbls/d and bitumen production volumes to over 31,500 bbls/d our highest rate yet. 78 of 91 well pairs are now on production and steam is circulating in an additional 6 pairs. These circulating wells will be converted to production in the coming months.


The table below shows gross monthly bitumen production volumes for the current year.


--------------------------------------------------------------------------
          MONTH                LONG LAKE MONTHLY BITUMEN VOLUMES GROSS
                                             (BBLS/D)
--------------------------------------------------------------------------
January 2010                                  16,300
February 2010                                 17,700
March 2010                                    21,900
April 2010                                    24,400
May 2010                                      23,600
June 2010                                     26,900
July 2010                                     28,700
August 2010                                   26,500
September 2010                                24,000
October 2010-MTD                              30,000
--------------------------------------------------------------------------

"As volumes continue to increase, Long Lake is approaching breakeven and we expect to generate positive cash flow shortly," stated Romanow. "This will be an important milestone and shows the future cash generating ability of Long Lake as we continue to ramp up."

As we provide consistent steam to the reservoir, we are focusing on optimizing steam injection and individual well performance. To support increased well productivity, we have converted 65 wells from gas lift to ESPs. The remainder will be converted in due course. This provides us with more flexibility to optimize steam injection and grow bitumen production. In addition, we have taken the opportunity to upsize the ESPs in our best producers. We have recently completed our first set of acid stimulations on 8 producing wells. These optimizations allow us to draw more fluids into the wells, increasing bitumen production. Third quarter production volumes were impacted as we shut in these wells to complete these activities.

Following the turnaround late last year, production volumes returned to pre-turnaround rates in December. Since that time, we have made the following progress:

     o    Steam injection has increased from 100,000 bbls/d to 165,000 bbls/d;

     o    Bitumen production has doubled to over 31,500 bbls/d;

     o The number of wells producing at an average of design rates has increased from 10 to 24; and

     o The all-in steam-to-oil ratio (SOR) has decreased from approximately 6 to 5.2. This includes 51 wells that are still in the steam circulation stage or early in their growth cycle. As these wells transition to SAGD production, the increase in production rates will result in a continued decrease in SOR.

As previously announced, we have a number of initiatives underway to increase bitumen volumes. These include:

     o    Bringing on the remaining 13 wells to SAGD production;

     o    Completing our ESP conversion program;

     o    Optimizing producing wells; and

     o Developing two additional well pads and engineering two more once-through steam generators, which will add 10 to 15% to our steam capacity. We expect these to be available over the next 18 to 24 months.

We are committed to the development of our significant oil sands resource and plan to develop the next phase in two smaller SAGD stages of about 40,000 bbls/d each with upgrading available after ramp up.

"Developing the next phase of our oil sands in smaller SAGD stages with sequenced upgrading will lead to faster ramp ups," added Romanow. "This sequenced approach allows us to spread our capital investment over a longer period since two-thirds of the capital investment is in the upgrader."

GLOBAL EXPLORATION--MORATORIUM LIFTED IN THE GULF OF MEXICO

UNITED STATES
The drilling moratorium in the Gulf of Mexico was lifted earlier this month and we are working to recommence exploration and appraisal drilling. The moratorium had no impact on our shelf and deep-water production and rig stand-by costs are expected to be minimal. Throughout the duration of the moratorium the first of our deep-water rigs was used by a co-contractor and on the second rig, we are close to completing discussions with the rig provider regarding our contract.

In the first  quarter,  we made a  significant  discovery in the  deep-water  at
Appomattox, located in Mississippi Canyon blocks 391 and 392. Drilling activities resulted in an oil discovery with excellent reservoir quality following an exploration well and two appraisal sidetracks. Based on the results of this drilling, our estimate of recoverable contingent resource for this discovery exceeds 250 million barrels of oil equivalent (gross) with upside potential. We plan to further appraise this discovery once permits are received.

Appomattox is the third discovery in the area following earlier discoveries at Shiloh and Vicksburg. Our drilling plans also include further appraisal at Vicksburg which is located six miles east of Appomattox and has the potential to be co-developed. We have a 25% interest in Vicksburg and a 20% interest in Appomattox and Shiloh. Shell Offshore Inc. operates all three discoveries.

Our plans to drill two additional  exploration wells this year (Kakuna and Angel
Fire) with our two new deep-water drilling rigs were delayed by the drilling moratorium. We have submitted applications for permits to drill these two exciting prospects.

"We have an exciting inventory of prospects and discoveries in the Gulf of Mexico. Our discovery at Appomattox is world class and has the potential to be our best discovery ever here," commented Romanow. "We are working to further delineate the significant upside identified by this discovery."

NORTH SEA
During the quarter, we commenced activities on the West Rochelle and Polecat prospects and are evaluating drilling results. At West Rochelle, we have successfully confirmed gas and oil pay in an excellent quality reservoir and are sidetracking the well to further delineate the discovery. This well is a potential tieback to Scott. Polecat is a potential tieback to Buzzard. We plan to drill the Bluebell prospect before year end, a potential southerly extension of the Buzzard field.

Elsewhere in the North Sea, we continue to expand our acreage position in the Golden Eagle area, which includes our discoveries at Golden Eagle, Hobby and Pink. Our current estimate of recoverable contingent resource here is 150 million boe or more (over 55 million boe, net to us). We intend to drill an exploration well here early next year. Golden Eagle area development supports standalone facilities and is economic with oil prices significantly lower than they are currently. We are advancing area development plans, doing initial engineering and preparing cost estimates for sanctioning in 2011. We have a 34% interest in both Golden Eagle and Hobby, a 46% interest in Pink, and operate all three. Earlier this week, the UK government announced that, subject to completion of the award process, we were the successful applicant for 10 licenses covering 18 blocks in the UK North Sea 26th Offshore Oil and Gas Licensing Round. Most of these blocks are near our existing acreage and infrastructure, and will enhance our ongoing exploration program where we are having a great deal of success.

CONVENTIONAL DEVELOPMENT--USAN DEVELOPMENT CONTINUES

OFFSHORE WEST AFRICA
Development of the Usan field is progressing well with first production on-track for 2012. The development includes a floating production, storage and offloading
(FPSO) vessel with the ability to process 180,000 bbls/d (36,000 bbls/d net to us) and store up to two million barrels of oil. Major topside modules have been lifted onto the FPSO deck and the FPSO unit is 88% complete. We have a 20% interest in exploration and development on this block and Total E&P Nigeria Limited is the operator.

We continue to explore offshore West Africa and previously announced a successful exploration well at Owowo in the southern portion of Oil Prospecting License (OPL) 223. We have an 18% interest in this discovery.

"Usan is a significant step-change in our production growth, adding 36,000 boe/d of the 70,000 boe/d that we expect to bring on stream over the next two years," stated Romanow. "As we move forward here, our success at Owowo makes us more optimistic about the other exploration prospects."

SHALE GAS--INDUSTRY LEADING PROGRAM EXECUTION

During the quarter, we completed a 144 frac program on our eight-well pad in the Horn River at an industry-leading pace of 3.5 fracs per day with a 100% frac success rate. Earlier this year, we completed our drilling campaign here at an average rate of under 25 days per well. Compared to our previous program, these wells were drilled in 35% fewer days and were 80% longer. We recently started production testing these wells and expect to reach peak production rates of 50 mmcf/d this winter. We plan to follow up this successful program with a nine well pad that would start drilling this winter. The wells would be fraced and completed next summer with first production in the fourth quarter of 2011. This allows us to advance our Horn River play while we progress our plans for an 18-well pad to be drilled next winter with first production expected in late 2012.

"Our performance in the Horn River continues to be top quartile with the successful execution of our drilling and frac strategies. This type of execution will lead to higher returns on this business," commented Romanow. "This play is expected to earn a ten percent rate of return with gas prices at US$4/mcf."

We have approximately 90,000 acres at Dilly Creek in the Horn River basin. As previously announced, our Dilly Creek lands contain between 3 and 6 trillion cubic feet (0.5 to 1.0 billion barrels of oil equivalent) of recoverable contingent resource, assuming a 20% recovery factor. Following our success at a June land sale, we now have over 300,000 acres of highly prospective shale gas lands in the Horn River, Cordova and Liard basins in northeast British Columbia.

SAY ON PAY

During the past year, we have monitored governance developments with respect to say on pay. With recent guidance from the SEC, we plan to offer shareholders an opportunity to provide input on our approach to executive compensation with a non-binding say on pay advisory vote at our 2011 annual general meeting.

QUARTERLY DIVIDEND

The Board of Directors has declared the regular quarterly dividend of $0.05 per common share payable January 1, 2011, to shareholders of record on December 10, 2010. Shareholders are advised that the dividend is an eligible dividend for Canadian Income Tax purposes.

Nexen Inc. is an independent, Canadian-based global energy company, listed on the Toronto and New York stock exchanges under the symbol NXY. We are focused on three growth strategies: oil sands and unconventional gas in Western Canada and conventional exploration and development primarily in the North Sea, offshore West Africa and deep-water Gulf of Mexico. We add value for shareholders through successful full-cycle oil and gas exploration and development, and leadership in ethics, integrity, governance and environmental stewardship.

Information on our previously announced recoverable contingent shale gas, Golden Eagle area and Appomattox resource were provided in our press releases dated April 22, 2008, September 3, 2009, and September 27, 2010 respectively. Information with respect to forward-looking statements and cautionary notes is set out below.

For  investor  relations  inquiries,        For  media  and  general
please  contact:                            inquiries, please contact:

MICHAEL J. HARRIS, CA                       PIERRE ALVAREZ
Vice President, Investor Relations          Vice President, Corporate Relations
(403) 699-4688                              (403) 699-6291

LAVONNE ZDUNICH, CA                         KEVIN REINHART, CA
Manager, Investor Relations                 Executive Vice President and CFO
(403) 699-5821                              (403) 699-5931

TIM CHATTEN, P.ENG                          801 - 7th Ave SW
Analyst, Investor Relations                 Calgary, Alberta, Canada T2P 3P7
(403) 699-4244                              www.nexeninc.com


CONFERENCE CALL

Marvin Romanow, President and CEO, and Kevin Reinhart, Executive Vice President and CFO, will host a conference call to discuss our third quarter financial and operating results and expectations for the future.

Date:    October 28, 2010
Time:    7:00am Mountain Time (9:00am Eastern Time)

To listen to the conference call, please call one of the following:

416-695-6616 (Toronto)
800-766-6630 (North American toll-free)
800-4222-8835 (Global toll-free)

A replay of the call will be available for two weeks starting at 9:00am Mountain Time, by calling 416-695-5800 (Toronto) or 800-408-3053 (toll-free) passcode 5026270 followed by the pound sign.

A live and on demand webcast of the conference call will be available at www.nexeninc.com.

FORWARD-LOOKING STATEMENTS

CERTAIN STATEMENTS IN THIS REPORT CONSTITUTE "FORWARD-LOOKING STATEMENTS" (WITHIN THE MEANING OF THE UNITED STATES PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995) OR "FORWARD-LOOKING INFORMATION" (WITHIN THE MEANING OF APPLICABLE CANADIAN SECURITIES LEGISLATION). SUCH STATEMENTS OR INFORMATION (TOGETHER "FORWARD-LOOKING STATEMENTS") ARE GENERALLY IDENTIFIABLE BY THE FORWARD-LOOKING TERMINOLOGY USED SUCH AS "ANTICIPATE", "BELIEVE", "INTEND", "PLAN", "EXPECT", "ESTIMATE", "BUDGET", "OUTLOOK", "FORECAST" OR OTHER SIMILAR WORDS AND INCLUDE STATEMENTS RELATING TO OR ASSOCIATED WITH INDIVIDUAL WELLS, REGIONS OR PROJECTS. ANY STATEMENTS AS TO POSSIBLE FUTURE CRUDE OIL, NATURAL GAS OR CHEMICALS PRICES; FUTURE PRODUCTION LEVELS; FUTURE CAPITAL EXPENDITURES, THEIR TIMING AND THEIR ALLOCATION TO EXPLORATION AND DEVELOPMENT ACTIVITIES; FUTURE EARNINGS; FUTURE ASSET ACQUISITIONS OR DISPOSITIONS; FUTURE SOURCES OF FUNDING FOR OUR CAPITAL PROGRAM; FUTURE DEBT LEVELS; AVAILABILITY OF COMMITTED CREDIT FACILITIES; POSSIBLE COMMERCIALITY; DEVELOPMENT PLANS OR CAPACITY EXPANSIONS; THE EXPECTATION THAT WE HAVE THE ABILITY TO SUBSTANTIALLY GROW PRODUCTION AT OUR OILSANDS FACILITIES THROUGH CONTROLLED EXPANSIONS; THE EXPECTATION OF ACHIEVING THE PRODUCTION DESIGN RATES FROM OUR OILSANDS FACILITIES; THE EXPECTATION THAT OUR OILSANDS PRODUCTION FACILITIES CONTINUE TO DEVELOP BETTER AND MORE SUSTAINABLE PRACTICES; THE EXPECTATION OF CHEAPER AND MORE TECHNOLOGICALLY ADVANCED OPERATIONS; THE EXPECTED TIMING AND ASSOCIATED PRODUCTION IMPACT OF FACILITIES TURNAROUNDS AND MAINTENANCE;; THE EXPECTATION THAT WE CAN CONTINUE TO OPERATE OUR OFFSHORE EXPLORATION, DEVELOPMENT AND PRODUCTION FACILITIES SAFELY and profitably; FUTURE ABILITY TO EXECUTE DISPOSITIONS OF ASSETS OR BUSINESSES; FUTURE SOURCES OF LIQUIDITY, CASH FLOWS AND THEIR USES; FUTURE DRILLING OF NEW WELLS; ULTIMATE RECOVERABILITY OF CURRENT AND LONG-TERM ASSETS; ULTIMATE RECOVERABILITY OF RESERVES OR RESOURCES; EXPECTED FINDING AND DEVELOPMENT COSTS; EXPECTED OPERATING COSTS; FUTURE COST RECOVERY OIL REVENUES FROM OUR YEMEN
OPERATIONS; FUTURE DEMAND FOR CHEMICALS PRODUCTS; ESTIMATES ON A PER SHARE BASIS; FUTURE FOREIGN CURRENCY EXCHANGE RATES; FUTURE EXPENDITURES AND FUTURE ALLOWANCES RELATING TO ENVIRONMENTAL MATTERS; DATES BY WHICH CERTAIN AREAS WILL BE DEVELOPED, COME ON STREAM, OR REACH EXPECTED OPERATING CAPACITY; AND, CHANGES IN ANY OF THE FOREGOING ARE FORWARD-LOOKING STATEMENTS. STATEMENTS RELATING TO

"RESERVES" OR "RESOURCES" ARE FORWARD-LOOKING STATEMENTS, AS THEY INVOLVE THE IMPLIED ASSESSMENT, BASED ON ESTIMATES AND ASSUMPTIONS THAT THE RESERVES AND RESOURCES DESCRIBED EXIST IN THE QUANTITIES PREDICTED OR ESTIMATED, AND CAN BE PROFITABLY PRODUCED IN THE FUTURE.

THE FORWARD-LOOKING STATEMENTS ARE SUBJECT TO KNOWN AND UNKNOWN RISKS AND UNCERTAINTIES AND OTHER FACTORS WHICH MAY CAUSE ACTUAL RESULTS, LEVELS OF ACTIVITY AND ACHIEVEMENTS TO DIFFER MATERIALLY FROM THOSE EXPRESSED OR IMPLIED BY SUCH STATEMENTS. SUCH FACTORS INCLUDE, AMONG OTHERS: MARKET PRICES FOR OIL AND GAS AND CHEMICALS PRODUCTS; OUR ABILITY TO EXPLORE, DEVELOP, PRODUCE,
UPGRADE AND TRANSPORT CRUDE OIL AND NATURAL GAS TO MARKETS; ULTIMATE EFFECTIVENESS OF DESIGN OR DESIGN MODIFICATIONS TO FACILITIES; THE RESULTS OF EXPLORATION AND DEVELOPMENT DRILLING AND RELATED ACTIVITIES; THE CUMULATIVE IMPACT OF OILSANDS DEVELOPMENT ON THE ENVIRONMENT; THE IMPACT OF TECHNOLOGY ON OPERATIONS AND PROCESSES AND HOW NEW COMPLEX TECHNOLOGY MAY NOT PERFORM AS EXPECTED; THE AVAILABILITY OF PIPELINE AND GLOBAL REFINING CAPACITY; RISKS INHERENT TO THE OPERATION OF ANY LARGE, COMPLEX REFINERY UNITS, ESPECIALLY THE INTEGRATION BETWEEN PRODUCTION OPERATIONS AND AN UPGRADER FACILITY; AVAILABILITY OF THIRD-PARTY BITUMEN FOR USE IN OUR OILSANDS PRODUCTION FACILITIES; LABOUR AND MATERIAL SHORTAGES; RISK RELATED TO ACCIDENTS, BLOWOUTS AND SPILLS IN CONNECTION WITH OUR OFFSHORE EXPLORATION, DEVELOPMENT AND PRODUCTION ACTIVITIES, PARTICULARLY OUR DEEPWATER ACTIVITIES; DIRECT AND INDIRECT RISK RELATED TO THE IMPOSITION OF MORATORIUMS, SUSPENSIONS OR CANCELLATIONS ON OUR OFFSHORE EXPLORATION, DEVELOPMENT AND PRODUCTION OPERATIONS, PARTICULARLY OUR DEEPWATER ACTIVITIES; THE IMPACT OF SEVERE WEATHER ON OUR OFFSHORE EXPLORATION, DEVELOPMENT AND PRODUCTION ACTIVITIES, PARTICULARLY OUR DEEPWATER ACTIVITIES; THE EFFECTIVENESS AND RELIABILITY OF OUR TECHNOLOGY IN HARSH AND UNPREDICTABLE ENVIRONMENTS; RISKS RELATED TO THE ACTIONS OF OUR AGENTS AND CONTRACTORS; VOLATILITY IN ENERGY TRADING MARKETS; FOREIGN-CURRENCY EXCHANGE RATES; ECONOMIC CONDITIONS IN THE COUNTRIES AND REGIONS IN WHICH WE CARRY ON BUSINESS; GOVERNMENTAL ACTIONS INCLUDING CHANGES TO TAXES OR ROYALTIES, CHANGES IN ENVIRONMENTAL AND OTHER LAWS AND REGULATIONS INCLUDING, WITHOUT LIMITATION, THOSE RELATED TO OUR OFFSHORE EXPLORATION, DEVELOPMENT AND PRODUCTION ACTIVITIES; RENEGOTIATIONS OF CONTRACTS; RESULTS OF LITIGATION, ARBITRATION OR REGULATORY PROCEEDINGS; AND POLITICAL UNCERTAINTY, INCLUDING ACTIONS BY TERRORISTS, INSURGENT OR OTHER GROUPS, OR OTHER ARMED CONFLICT, INCLUDING CONFLICT BETWEEN STATES; AND OTHER FACTORS, MANY OF WHICH ARE BEYOND OUR CONTROL. THE IMPACT OF ANY ONE RISK, UNCERTAINTY OR FACTOR ON A PARTICULAR FORWARD-LOOKING STATEMENT IS NOT DETERMINABLE WITH CERTAINTY AS THESE FACTORS ARE INTERDEPENDENT, AND MANAGEMENT'S FUTURE COURSE OF ACTION WOULD DEPEND ON OUR ASSESSMENT OF ALL INFORMATION AT THAT TIME.

ALTHOUGH WE BELIEVE THAT THE EXPECTATIONS CONVEYED BY THE FORWARD-LOOKING STATEMENTS ARE REASONABLE BASED ON INFORMATION AVAILABLE TO US ON THE DATE SUCH FORWARD-LOOKING STATEMENTS WERE MADE, NO ASSURANCES CAN BE GIVEN AS TO FUTURE RESULTS, LEVELS OF ACTIVITY AND ACHIEVEMENTS. UNDUE RELIANCE SHOULD NOT BE PLACED ON THE STATEMENTS CONTAINED HEREIN, WHICH ARE MADE AS OF THE DATE HEREOF AND, EXCEPT AS REQUIRED BY LAW, NEXEN UNDERTAKES NO OBLIGATION TO UPDATE PUBLICLY OR REVISE ANY FORWARD-LOOKING STATEMENTS, WHETHER AS A RESULT OF NEW INFORMATION, FUTURE EVENTS OR OTHERWISE. THE FORWARD-LOOKING STATEMENTS CONTAINED HEREIN ARE EXPRESSLY QUALIFIED BY THIS CAUTIONARY STATEMENT. READERS SHOULD ALSO REFER TO ITEMS 1A AND 7A IN OUR 2009 ANNUAL REPORT ON FORM 10-K AND
PART II, ITEM 1A IN OUR SECOND QUARTER 2010 QUARTERLY REPORT ON FORM 10-Q FOR FURTHER DISCUSSION OF THE RISK FACTORS.

CAUTIONARY NOTE TO US INVESTORS

     IN THIS DISCLOSURE, WE MAY REFER TO "RECOVERABLE RESERVES", "RECOVERABLE RESOURCES" AND "RECOVERABLE CONTINGENT RESOURCES" WHICH ARE INHERENTLY MORE UNCERTAIN THAN PROVED RESERVES OR PROBABLE RESERVES. THESE TERMS ARE NOT USED IN OUR FILINGS WITH THE SEC. OUR RESERVES AND RELATED PERFORMANCE MEASURES REPRESENT OUR WORKING INTEREST BEFORE ROYALTIES, UNLESS OTHERWISE INDICATED. PLEASE REFER TO OUR ANNUAL REPORT ON FORM 10-K AVAILABLE FROM US OR THE SEC FOR FURTHER RESERVE DISCLOSURE.


CAUTIONARY NOTE TO CANADIAN INVESTORS

     NEXEN IS AN SEC REGISTRANT AND A VOLUNTARY FORM 10-K (AND RELATED FORMS) FILER. THEREFORE, OUR RESERVES ESTIMATES AND SECURITIES REGULATORY DISCLOSURES FOLLOW SEC REQUIREMENTS. IN CANADA, NATIONAL INSTRUMENT 51-101--STANDARDS OF DISCLOSURE FOR OIL AND GAS ACTIVITIES (NI 51-101) PRESCRIBES THAT CANADIAN COMPANIES FOLLOW CERTAIN STANDARDS FOR THE PREPARATION AND DISCLOSURE OF RESERVES AND RELATED INFORMATION. NEXEN'S RESERVES DISCLOSURES ARE MADE IN RELIANCE UPON EXEMPTIONS GRANTED TO IT BY CANADIAN SECURITIES REGULATORS FROM CERTAIN REQUIREMENTS OF NI 51-101 WHICH PERMITS US TO:

          o PREPARE OUR RESERVES ESTIMATES AND RELATED DISCLOSURES IN ACCORDANCE WITH SEC DISCLOSURE REQUIREMENTS, GENERALLY ACCEPTED INDUSTRY PRACTICES IN THE US AND THE CANADIAN OIL AND GAS EVALUATION HANDBOOK (COGE HANDBOOK) STANDARDS MODIFIED TO REFLECT SEC REQUIREMENTS;
          o SUBSTITUTE THOSE SEC DISCLOSURES FOR MUCH OF THE ANNUAL DISCLOSURE REQUIRED BY NI 51-101; AND
          o RELY UPON INTERNALLY-GENERATED RESERVES ESTIMATES AND THE STANDARDIZED MEASURE OF DISCOUNTED FUTURE NET CASH FLOWS AND CHANGES THEREIN, INCLUDED IN THE SUPPLEMENTARY FINANCIAL INFORMATION, WITHOUT THE REQUIREMENT TO HAVE THOSE ESTIMATES EVALUATED OR AUDITED BY INDEPENDENT QUALIFIED RESERVES CONSULTANTS.

     AS A RESULT OF THESE EXEMPTIONS, NEXEN'S DISCLOSURES MAY DIFFER FROM OTHER CANADIAN COMPANIES AND CANADIAN INVESTORS SHOULD NOTE THE FOLLOWING
     FUNDAMENTAL DIFFERENCES IN RESERVES ESTIMATES AND RELATED DISCLOSURES CONTAINED IN THE FORM 10-K:

          o SEC REGISTRANTS APPLY SEC RESERVES DEFINITIONS AND PREPARE THEIR RESERVES ESTIMATES IN ACCORDANCE WITH SEC REQUIREMENTS AND GENERALLY ACCEPTED INDUSTRY PRACTICES IN THE US WHEREAS NI 51-101 REQUIRES ADHERENCE TO THE DEFINITIONS AND STANDARDS PROMULGATED BY THE COGE HANDBOOK;
          o THE SEC'S TECHNICAL RULES IN ESTIMATING RESERVES DIFFER FROM NI 51-101 IN AREAS SUCH AS THE USE OF RELIABLE TECHNOLOGY, AERIAL EXTENT AROUND A DRILLED LOCATION, QUANTITIES BELOW THE LOWEST KNOWN OIL AND QUANTITIES ACROSS AN UNDRILLED FAULT BLOCK;
          o THE SEC MANDATES DISCLOSURE OF PROVED RESERVES AND THE STANDARDIZED MEASURE OF DISCOUNTED FUTURE NET CASH FLOWS AND CHANGES THEREIN CALCULATED USING THE YEAR'S 12-MONTH AVERAGE PRICES AND COSTS ONLY WHEREAS NI 51-101 REQUIRES DISCLOSURE OF RESERVES AND RELATED FUTURE NET REVENUES USING FORECAST PRICES;
          o THE SEC MANDATES DISCLOSURE OF RESERVES BY GEOGRAPHIC AREA ONLY WHEREAS NI 51-101 REQUIRES DISCLOSURE OF MORE RESERVE CATEGORIES AND PRODUCT TYPES;
          o THE SEC PRESCRIBES CERTAIN INFORMATION ABOUT PROVED AND PROBABLE UNDEVELOPED RESERVES AND FUTURE DEVELOPMENTS COSTS WHEREAS NI 51-101 REQUIREMENTS ARE DIFFERENT;
          o THE SEC DOES NOT REQUIRE DISCLOSURE OF FINDING AND DEVELOPMENT (F&D) COSTS PER BOE OF PROVED RESERVES ADDITIONS WHEREAS NI 51-101 REQUIRES THAT VARIOUS F&D COSTS PER BOE AND ADDITIONAL INFORMATION BE DISCLOSED;

          o THE SEC LEAVES THE ENGAGEMENT OF INDEPENDENT QUALIFIED RESERVES CONSULTANTS TO THE DISCRETION OF A COMPANY'S BOARD OF DIRECTORS WHEREAS NI 51-101 REQUIRES ISSUERS TO ENGAGE SUCH EVALUATORS;
          o THE SEC DOES NOT ALLOW PROVED AND PROBABLE RESERVES TO BE AGGREGATED WHEREAS NI 51-101 REQUIRES ISSUERS DISCLOSE SUCH; AND
          o THE RESERVES DISCLOSURES IN THIS DOCUMENT HAVE NOT BEEN REVIEWED BY THE INDEPENDENT QUALIFIED RESERVES CONSULTANTS WHEREAS NI 51-101 REQUIRES THEM TO REVIEW IT.

     THE FOREGOING IS A GENERAL DESCRIPTION OF THE PRINCIPAL DIFFERENCES ONLY. THE DIFFERENCES BETWEEN SEC REQUIREMENTS AND NI 51-101 MAY BE MATERIAL.

     NI 51-101 REQUIRES THAT WE MAKE THE FOLLOWING DISCLOSURES:
          o WE USE OIL EQUIVALENTS (BOE) TO EXPRESS QUANTITIES OF NATURAL GAS AND CRUDE OIL IN A COMMON UNIT. A CONVERSION RATIO OF 6 MCF OF NATURAL GAS TO 1 BARREL OF OIL IS USED. BOE MAY BE MISLEADING, PARTICULARLY IF USED IN ISOLATION. THE CONVERSION RATIO IS BASED ON AN ENERGY EQUIVALENCY CONVERSION METHOD PRIMARILY APPLICABLE AT THE BURNER TIP AND DOES NOT REPRESENT A VALUE EQUIVALENCY AT THE WELLHEAD; AND
          o BECAUSE RESERVES DATA ARE BASED ON JUDGMENTS REGARDING FUTURE EVENTS ACTUAL RESULTS WILL VARY AND THE VARIATIONS MAY BE MATERIAL. VARIATIONS AS A RESULT OF FUTURE EVENTS ARE EXPECTED TO BE CONSISTENT WITH THE FACT THAT RESERVES ARE CATEGORIZED ACCORDING TO THE PROBABILITY OF THEIR RECOVERY.

RESOURCES

     NEXEN'S ESTIMATES OF CONTINGENT RESOURCES ARE BASED ON DEFINITIONS SET OUT IN THE CANADIAN OIL AND GAS EVALUATION HANDBOOK WHICH GENERALLY DESCRIBE CONTINGENT RESOURCES AS THOSE QUANTITIES OF PETROLEUM ESTIMATED, AS OF A GIVEN DATE, TO BE POTENTIALLY RECOVERABLE FROM KNOWN ACCUMULATIONS USING ESTABLISHED TECHNOLOGY OR TECHNOLOGY UNDER DEVELOPMENT, BUT WHICH ARE NOT CURRENTLY CONSIDERED TO BE COMMERCIALLY RECOVERABLE DUE TO ONE OR MORE CONTINGENCIES. SUCH CONTINGENCIES MAY INCLUDE, BUT ARE NOT LIMITED TO, FACTORS SUCH AS ECONOMIC, LEGAL, ENVIRONMENTAL, POLITICAL AND REGULATORY MATTERS OR A LACK OF MARKETS. SPECIFIC CONTINGENCIES PRECLUDING THESE CONTINGENT RESOURCES BEING CLASSIFIED AS RESERVES INCLUDE BUT ARE NOT LIMITED TO: FUTURE DRILLING PROGRAM RESULTS, DRILLING AND COMPLETIONS OPTIMIZATION, STAKEHOLDER AND REGULATORY APPROVAL OF FUTURE DRILLING AND INFRASTRUCTURE PLANS, ACCESS TO REQUIRED INFRASTRUCTURE, ECONOMIC FISCAL TERMS, A LOWER LEVEL OF DELINEATION, THE ABSENCE OF REGULATORY APPROVALS, DETAILED DESIGN ESTIMATES AND NEAR-TERM DEVELOPMENT PLANS, AND GENERAL UNCERTAINTIES ASSOCIATED WITH THIS EARLY STAGE OF EVALUATION. THE ESTIMATED RANGE OF CONTINGENT RESOURCES REFLECTS CONSERVATIVE AND OPTIMISTIC LIKELIHOODS OF RECOVERY. HOWEVER, THERE IS NO CERTAINTY THAT IT WILL BE COMMERCIALLY VIABLE TO PRODUCE ANY PORTION OF THESE CONTINGENT RESOURCES.

     NEXEN'S  ESTIMATES  OF  DISCOVERED  RESOURCES   (EQUIVALENT  TO  DISCOVERED
     PETROLEUM INITIALLY-IN-PLACE) ARE BASED ON DEFINITIONS SET OUT IN THE CANADIAN OIL AND GAS EVALUATION HANDBOOK WHICH GENERALLY DESCRIBE DISCOVERED RESOURCES AS THOSE QUANTITIES OF PETROLEUM ESTIMATED, AS OF A GIVEN DATE, TO BE CONTAINED IN KNOWN ACCUMULATIONS PRIOR TO PRODUCTION.
     DISCOVERED RESOURCES DO NOT REPRESENT RECOVERABLE VOLUMES. WE DISCLOSE ADDITIONAL INFORMATION REGARDING RESOURCE ESTIMATES IN ACCORDANCE WITH NI 51-101. THESE DISCLOSURES CAN BE FOUND ON OUR WEBSITE AND ON SEDAR.

CAUTIONARY STATEMENT: IN THE CASE OF DISCOVERED RESOURCES OR A SUBCATEGORY OF DISCOVERED RESOURCES OTHER THAN RESERVES, THERE IS NO CERTAINTY THAT IT WILL BE COMMERCIALLY VIABLE TO PRODUCE ANY PORTION OF THE RESOURCES. IN THE CASE OF UNDISCOVERED RESOURCES OR A SUBCATEGORY OF UNDISCOVERED RESOURCES, THERE IS NO CERTAINTY THAT ANY PORTION OF THE RESOURCES WILL BE DISCOVERED. IF DISCOVERED, THERE IS NO CERTAINTY THAT IT WILL BE COMMERCIALLY VIABLE TO PRODUCE ANY PORTION OF THE RESOURCES.

NEXEN INC.
FINANCIAL HIGHLIGHTS


                                                                           Three Months             Nine Months
                                                                       Ended September 30       Ended September 30
(Cdn$ millions)                                                          2010        2009         2010        2009
-------------------------------------------------------------------------------------------------------------------

Net Sales (1)                                                           1,429       1,097        4,385       3,345
Cash Flow from Operations (1)                                             485         379        1,583       1,379
     Per Common Share ($/share)                                          0.92        0.73         3.02        2.65
Net Income (1)                                                            537         122          977         277
     Per Common Share ($/share)                                          1.02        0.23         1.86        0.53
Capital Investment (2)                                                    623         671        2,025       2,933
Net Debt (3)                                                            4,468       5,532        4,468       5,532
Common Shares Outstanding (millions of shares)                          525.0       521.8        525.0       521.8
                                                                    -----------------------------------------------


(1) Includes discontinued operations as discussed in Note 15 to our Unaudited Consolidated Financial Statements.
(2) Includes oil and gas development, exploration, and expenditures for other property, plant and equipment.
(3) Net debt is defined as long-term debt and short-term borrowings less cash and cash equivalents.


CASH FLOW FROM OPERATIONS (1)


                                                                         Three Months             Nine Months
                                                                     Ended September 30       Ended September 30
(Cdn$ millions)                                                         2010         2009        2010         2009
--------------------------------------------------------------------------------------------------------------------

Oil & Gas
     United Kingdom                                                      670          400       1,996        1,382
     Yemen (2)                                                            97           79         278          244
     Syncrude                                                             53           70         192           98
     United States                                                        57           34         193           87
     Canada (3)                                                          (34)          23         (18)          85
     Other Countries                                                       3           13          13           30
Marketing                                                                  -           29         (42)         147
                                                                 ---------------------------------------------------
                                                                         846          648       2,612        2,073
Chemicals                                                                 14           29          46           84
                                                                 ---------------------------------------------------
                                                                         860          677       2,658        2,157
Interest and Other Corporate Items                                      (148)        (147)       (407)        (369)
Income Taxes (4)                                                        (227)        (151)       (668)        (409)
                                                                 ---------------------------------------------------
Cash Flow from Operations (1)                                            485          379       1,583        1,379
                                                                 ===================================================


(1) Defined as cash flow from operating activities before changes in non-cash working capital and other. We evaluate our performance and that of our business segments based on earnings and cash flow from operations. Cash flow from operations is a non-GAAP term that represents cash generated from operating activities before changes in non-cash working capital and other and excludes items of a non-recurring nature. We consider it a key measure as it demonstrates our ability and the ability of our business segments to generate the cash flow necessary to fund future growth through capital investment and repay debt. Cash flow from operations may not be comparable with the calculation of similar measures for other companies.

                                                                               Three Months             Nine Months
                                                                            Ended September 30      Ended September 30
 (Cdn$ millions)                                                             2010        2009       2010        2009
----------------------------------------------------------------------------------------------------------------------
 Cash Flow from Operating Activities                                          668         461      1,976       1,359
 Changes in Non-Cash Working Capital                                         (212)       (113)      (410)       (193)
 Other                                                                         39          49         47         234
 Impact of Annual Crude Oil Put Options                                       (10)        (18)       (30)        (21)
                                                                          ---------------------------------------------
 Cash Flow from Operations                                                    485         379      1,583       1,379
                                                                          =============================================

 Weighted-average Number of Common Shares Outstanding
          (millions of shares)                                              525.0       521.7      524.4       521.0
                                                                          ---------------------------------------------
 Cash Flow from Operations Per Common Share ($/share)                        0.92        0.73       3.02        2.65
                                                                          =============================================


(2) After in-country cash taxes of $43 million for the three months ended September 30, 2010 (2009 - $39 million) and $125 million for the nine months ended September 30, 2010 (2009 - $105 million).

(3) Includes discontinued operations as discussed in Note 15 to our Unaudited Consolidated Financial Statements.

(4) Excludes in-country cash taxes in Yemen.

NEXEN INC.
PRODUCTION VOLUMES (BEFORE ROYALTIES) (1)



                                                                Three Months                  Nine Months
                                                             Ended September 30            Ended September 30
                                                               2010         2009          2010          2009
---------------------------------------------------------------------------------------------------------------

Crude Oil and Liquids (mbbls/d)
     United Kingdom                                            106.3        73.7           103.4       91.6
     Yemen                                                      41.6        48.7            41.8       51.5
     Syncrude                                                   19.1        22.5            20.7       19.1
     Long Lake Bitumen                                          16.7         5.5            15.0        7.6
     United States                                               9.9         9.5             9.9       10.6
     Canada (2)                                                  2.9        14.2            10.0       14.9
     Other Countries                                             2.0         2.6             2.1        3.9
                                                       --------------------------------------------------------
                                                               198.5       176.7           202.9      199.2
                                                       --------------------------------------------------------
Natural Gas (mmcf/d)
     United Kingdom                                               27          17              36         18
     United States                                               102          63             100         58
     Canada (2)                                                  113         143             124        139
                                                      - -------------------------------------------------------
                                                                 242         223             260        215
                                                      - -------------------------------------------------------

Total Production (mboe/d)                                        239         214             246        235
                                                      = =======================================================


PRODUCTION VOLUMES (AFTER ROYALTIES)


                                                                Three Months                   Nine Months
                                                             Ended September 30             Ended September 30
                                                               2010         2009           2010           2009
---------------------------------------------------------------------------------------------------------------

Crude Oil and Liquids (mbbls/d)
     United Kingdom                                            106.3        73.7          103.4          91.6
     Yemen                                                      23.5        28.3           22.9          31.0
     Syncrude                                                   17.9        20.0           19.1          17.6
     Long Lake Bitumen                                          16.0         5.5           14.3           7.6
     United States                                               8.9         8.5            8.9           9.6
     Canada (2)                                                  2.3        10.9            7.7          11.6
     Other Countries                                             1.9         2.4            2.0           3.6
                                                       --------------------------------------------------------
                                                               176.8       149.3          178.3         172.6
                                                       --------------------------------------------------------
Natural Gas (mmcf/d)
     United Kingdom                                               27          17             36            17
     United States                                                89          56             86            52
     Canada (2)                                                  104         137            114           130
                                                       --------------------------------------------------------
                                                                 220         210            236           199
                                                       --------------------------------------------------------

Total Production (mboe/d)                                        213         184            218           206
                                                       ========================================================

(1) We have presented production volumes before royalties as we measure our performance on this basis consistent with other Canadian oil and gas companies.

(2) Includes the following production from discontinued operations in Note 15 to our Unaudited Consolidated Financial Statements.



                                                          Three Months         Nine Months
                                                        Ended September 30   Ended September 30
                                                           2010      2009       2010        2009
--------------------------------------------------------------------------------------------------

   Before Royalties
       Crude Oil and NGLs (mbbls/d)                          2.9      14.2        10.0       14.9
       Natural Gas (mmcf/d)                                  2.2      13.2         8.3       13.7
   After Royalties
       Crude Oil and NGLs (mbbls/d)                          2.3      10.9         7.7       11.6
       Natural Gas (mmcf/d)                                  2.1      11.2         7.2       11.6
                                                       -------------------------------------------


NEXEN INC.
OIL AND GAS PRICES AND CASH NETBACK (1)

                                                                                                                           TOTAL
                                                      QUARTERS - 2010                     QUARTERS - 2009                   YEAR
                                         ---------------------------------------------------------------------------------------
(all dollar amounts in Cdn$ unless noted)       1st       2nd        3rd       |    1st       2nd       3rd      4th        2009
-------------------------------------------------------------------------------|------------------------------------------------
PRICES:                                                                        |
WTI Crude Oil (US$/bbl)                       78.71     78.03      76.20       |   43.08     59.62     68.30    76.19     61.80
Nexen Average - Oil (Cdn$/bbl)                78.00     76.23      77.03       |   50.41     68.32     72.95    76.39     66.85
NYMEX Natural Gas (US$/mmbtu)                  5.04      4.34       4.24       |    4.48      3.81      3.44     4.91      4.16
Nexen Average - Gas (Cdn$/mcf)                 5.37      4.42       4.18       |    5.11      3.77      3.04     4.31      4.06
-------------------------------------------------------------------------------|------------------------------------------------
                                                                               |
NETBACKS:                                                                      |
UNITED KINGDOM                                                                 |
Crude Oil:                                                                     |
   Sales (mbbls/d)                            106.5     102.1      103.9       |   100.8      97.0      70.4    119.6      96.9
   Price Received ($/bbl)                     77.25     77.18      77.45       |   51.60     69.42     73.15    76.40     67.70
Natural Gas:                                                                   |
   Sales (mmcf/d)                                33        41         29       |      21        17        17       43        24
   Price Received ($/mcf)                      4.81      4.80       5.11       |    5.50      3.67      2.64     3.82      3.95
Total Sales Volume (mboe/d)                   112.1     109.0      108.8       |   104.3      99.8      73.2    126.8     101.0
                                                                               |
Price Received ($/boe)                        74.84     74.12      75.35       |   50.97     68.10     70.95    73.39     65.93
Operating Costs                                7.60      7.71       8.40       |    5.48      5.85     10.34     6.77      6.87
-------------------------------------------------------------------------------|-------------------------------------------------
Netback                                       67.24     66.41      66.95       |   45.49     62.25     60.61    66.62     59.06
-------------------------------------------------------------------------------|------------------------------------------------
CANADA - HEAVY OIL                                                             |
Sales (mbbls/d)                                14.0      13.1        3.0       |    15.4      14.7      14.0     13.5      14.4
                                                                               |
Price Received ($/bbl)                        65.26     57.24      61.56       |   35.35     56.05     59.88    62.53     53.04
Royalties & Other                             14.47     13.23      13.45       |    6.86     12.83     13.47    14.07     11.70
Operating & Other Costs                       15.81     16.02      18.49       |   15.42     16.41     16.21    16.73     16.17
-------------------------------------------------------------------------------|------------------------------------------------
Netback                                       34.98     27.99      29.62       |   13.07     26.81     30.20    31.73     25.17
-------------------------------------------------------------------------------|------------------------------------------------
CANADA - NATURAL GAS                                                           |
Sales (mmcf/d)                                  124       121        107       |     137       134       136      130       134
                                                                               |
Price Received ($/mcf)                         5.02      3.72       3.43       |    4.75      3.42      2.85     4.14      3.78
Royalties & Other                              0.40      0.34       0.26       |    0.59      0.15      0.21     0.34      0.32
Operating Costs                                1.70      1.89       1.90       |    1.54      1.59      1.82     2.10      1.76
                                                                               |
-------------------------------------------------------------------------------|------------------------------------------------
Netback                                        2.92      1.49       1.27       |    2.62      1.68      0.82     1.70      1.70
-------------------------------------------------------------------------------|------------------------------------------------
LONG LAKE (2)                                                                  |
Sales (mbbls/d)                                 6.6      10.3       11.9       |       -          -        -        -         -
                                                                               |
Price Received ($/bbl)                        81.04     74.08      70.64       |       -          -        -        -         -
Royalties & Other                              4.37      3.65       3.08       |       -          -        -        -         -
Operating Costs                              155.40     88.39      85.20       |       -          -        -        -         -
-------------------------------------------------------------------------------|------------------------------------------------
Netback (2)                                  (78.73)   (17.96)    (17.64)      |       -          -        -        -         -
-------------------------------------------------------------------------------|------------------------------------------------
SYNCRUDE                                                                       |
Sales (mbbls/d)                                19.5      23.4       19.1       |    19.8      14.9      22.5     23.7      20.2
                                                                               |
Price Received ($/bbl)                        83.55     77.93      78.27       |   55.48     71.58     74.54    79.83     70.96
Royalties & Other                              7.09      6.37       4.82       |    0.40      8.84      8.31     6.75      6.04
Operating Costs                               38.43     33.33      41.49       |   36.95     57.21     29.50    27.93     35.92
-------------------------------------------------------------------------------|------------------------------------------------
Netback                                       38.03     38.23      31.96       |   18.13      5.53     36.73    45.15     29.00
-------------------------------------------------------------------------------|------------------------------------------------

(1) Defined as average sales price less royalties and other, operating costs, and in-country taxes in Yemen.
(2) Excludes activities related to third-party bitumen purchased, processed and sold.


NEXEN INC.
OIL AND GAS CASH NETBACK (1) (CONTINUED)
                                                                                                                          TOTAL
                                                      QUARTERS - 2010                    QUARTERS - 2009                   YEAR
                                         -----------------------------------------------------------------------------------------
(all dollar amounts in Cdn$ unless noted)       1st       2nd        3rd       |    1st       2nd         3rd      4th      2009
-------------------------------------------------------------------------------|--------------------------------------------------
UNITED STATES                                                                  |
Crude Oil:                                                                     |
   Sales (mbbls/d)                              9.8      9.9        9.8        |    10.4      12.1       9.5       10.0      10.5
   Price Received ($/bbl)                     79.12    73.60      73.72        |   46.27     66.23     72.27      75.75     65.01
Natural Gas:                                                                   |
   Sales (mmcf/d)                               101       95        102        |      50        61        63         84        65
   Price Received ($/mcf)                      6.00     5.14       4.70        |    5.93      4.58      3.56       4.83      4.67
Total Sales Volume (mboe/d)                    26.6     25.8       26.9        |    18.8      22.2      20.0       23.9      21.2
                                                                               |
Price Received ($/boe)                        51.92    47.23      44.85        |   41.50     48.53     45.43      48.55     46.27
Royalties & Other                              4.92     4.86       5.10        |    4.52      4.94      4.77       5.21      4.89
Operating Costs                                8.96    10.90       9.44        |   13.79     13.11     12.40      11.32     12.58
-------------------------------------------------------------------------------|--------------------------------------------------
Netback                                       38.04    31.47      30.31        |   23.19     30.48     28.26      32.02     28.80
-------------------------------------------------------------------------------|--------------------------------------------------
YEMEN                                                                          |
Sales (mbbls/d)                                47.3     39.3       43.5        |    54.7      51.4      43.2       46.2      48.8
                                                                               |
Price Received ($/bbl)                        80.39    80.50      79.33        |   52.30     69.40     76.31      78.93     68.49
Royalties & Other                             37.52    36.65      34.75        |   19.43     31.94     32.08      33.71     28.94
Operating Costs                                9.67    10.01       9.46        |    9.62     10.39     12.43      10.62     10.69
In-country Taxes                              10.14    10.97      10.70        |    4.92      9.01      9.70      10.17      8.31
-------------------------------------------------------------------------------|--------------------------------------------------
Netback                                       23.06    22.87      24.42        |   18.33     18.06     22.10      24.43     20.55
-------------------------------------------------------------------------------|--------------------------------------------------
OTHER COUNTRIES                                                                |
Sales (mbbls/d)                                 2.3      2.1        2.0        |     5.5       3.6       2.6        2.4       3.5
                                                                               |
Price Received ($/bbl)                        78.88    74.77      75.93        |   41.68     66.83     70.49      74.10     59.05
Royalties & Other                              5.72     5.28       5.22        |    3.26      5.17      5.38       5.48      4.52
Operating Costs                                5.58     7.42       6.98        |    4.81      5.73      5.70       9.52      6.03
-------------------------------------------------------------------------------|--------------------------------------------------
Netback                                       67.58    62.07      63.73        |   33.61     55.93     59.41      59.10     48.50
-------------------------------------------------------------------------------|--------------------------------------------------
COMPANY-WIDE                                                                   |
Oil and Gas Sales (mboe/d)                    251.1    243.1      232.9        |   241.4     228.9     198.2      258.1     231.6
                                                                               |
Price Received ($/boe)                        70.16    67.46      68.21        |   47.56     61.28     63.00      68.04     60.02
Royalties & Other                              9.32     8.14       7.96        |    5.64      9.23      9.58       8.09      8.06
Operating & Other Costs                       15.17    15.07      15.72        |   10.62     11.95     13.60      10.86     11.66
In-country Taxes                               1.91     1.77       2.00        |    1.11      2.02      2.11       1.82      1.75
-------------------------------------------------------------------------------|--------------------------------------------------
Netback                                       43.76    42.48      42.53        |   30.19     38.08     37.71      47.27     38.55
-------------------------------------------------------------------------------|--------------------------------------------------


(1) Defined as average sales price less royalties and other, operating costs, and in-country taxes in Yemen.


NEXEN INC.
UNAUDITED CONSOLIDATED STATEMENT OF INCOME
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30

                                                                                Three Months                Nine Months
                                                                              Ended September 30          Ended September 30
(Cdn$ millions, except per share amounts)                                     2010          2009          2010          2009
------------------------------------------------------------------------------------------------------------------------------
REVENUES AND OTHER INCOME
     Net Sales                                                               1,416         1,034         4,247         3,176
     Marketing and Other (Note 14)                                             138           296           373           635
                                                                      --------------------------------------------------------
                                                                             1,554         1,330         4,620         3,811
                                                                      --------------------------------------------------------
EXPENSES
     Operating                                                                 420           297         1,218           872
     Depreciation, Depletion, Amortization and Impairment                      477           329         1,234         1,087
     Transportation and Other                                                  142           180           501           606
     General and Administrative                                                132           108           316           363
     Exploration                                                                56            89           199           219
     Interest (Note 9)                                                          81            84           238           226
     Net Loss from Dispositions (Note 15)                                      259             -           179             -
                                                                      --------------------------------------------------------
                                                                             1,567         1,087         3,885         3,373
                                                                      --------------------------------------------------------

INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE PROVISION FOR
     INCOME TAXES                                                              (13)          243           735           438
                                                                      --------------------------------------------------------

PROVISION FOR (RECOVERY OF) INCOME TAXES
     Current                                                                   270           190           793           514
     Future                                                                   (234)          (81)         (423)         (390)
                                                                      --------------------------------------------------------
                                                                                36           109           370           124
                                                                      --------------------------------------------------------

NET INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE NON-CONTROLLING
     INTERESTS                                                                 (49)          134           365           314
     Less: Net Income Attributable to Canexus
       Non-Controlling Interests                                                (4)          (12)           (4)          (17)
                                                                      --------------------------------------------------------

NET INCOME (LOSS) FROM CONTINUING OPERATIONS ATTRIBUTABLE TO NEXEN
     INC.                                                                      (53)          122           361           297
     Net Income (Loss) from Discontinued
       Operations (Note 15)                                                    590             -           616           (20)
                                                                      --------------------------------------------------------

NET INCOME ATTRIBUTABLE TO NEXEN INC.                                          537           122           977           277
                                                                      ========================================================

EARNINGS (LOSS) PER COMMON SHARE FROM CONTINUING OPERATIONS
     ($/share) (Note 16)
     Basic                                                                   (0.10)         0.23          0.69          0.57
                                                                      ========================================================

     Diluted                                                                 (0.10)         0.23          0.69          0.57
                                                                      ========================================================

EARNINGS PER COMMON SHARE ($/share) (Note 16)
     Basic                                                                    1.02          0.23          1.86          0.53
                                                                      ========================================================

     Diluted                                                                  1.02          0.23          1.86          0.53
                                                                      ========================================================


SEE ACCOMPANYING NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS.

NEXEN INC.
UNAUDITED CONSOLIDATED BALANCE SHEET

                                                                                              September 30       December 31
(Cdn$ millions, except share amounts)                                                                 2010              2009
-------------------------------------------------------------------------------------------------------------------------------
ASSETS
   CURRENT ASSETS
      Cash and Cash Equivalents                                                                      1,210             1,700
      Restricted Cash                                                                                   35               198
      Accounts Receivable (Note 2)                                                                   2,305             2,788
      Inventories and Supplies (Note 3)                                                                544               680
      Other                                                                                            142               185
                                                                                          -------------------------------------
         Total Current Assets                                                                        4,236             5,551
                                                                                          -------------------------------------

   PROPERTY, PLANT AND EQUIPMENT
      Net of Accumulated Depreciation, Depletion, Amortization and
         Impairment of $10,414 (December 31, 2009 - $10,807)                                        15,835            15,492
   GOODWILL                                                                                            316               339
   FUTURE INCOME TAX ASSETS                                                                          1,608             1,148
   DEFERRED CHARGES AND OTHER ASSETS (Note 5)                                                          236               370
                                                                                          -------------------------------------
TOTAL ASSETS                                                                                        22,231            22,900
                                                                                          =====================================

LIABILITIES
   CURRENT LIABILITIES
      Accounts Payable and Accrued Liabilities (Note 8)                                              2,943             3,038
      Accrued Interest Payable                                                                          78                89
      Dividends Payable                                                                                 26                26
                                                                                          -------------------------------------
         Total Current Liabilities                                                                   3,047             3,153
                                                                                          -------------------------------------

   LONG-TERM DEBT (Note 9)                                                                           5,678             7,251
   FUTURE INCOME TAX LIABILITIES                                                                     3,127             2,811
   ASSET RETIREMENT OBLIGATIONS (Note 11)                                                            1,007             1,018
   DEFERRED CREDITS AND OTHER LIABILITIES (Note 12)                                                    766             1,021

EQUITY
   Nexen Inc. Shareholders' Equity
      Common Shares, no par value
         Authorized:   Unlimited
         Outstanding:  2010 - 525,032,386 shares
                       2009 - 522,915,843 shares                                                     1,097             1,049
      Contributed Surplus                                                                                -                 1
      Retained Earnings                                                                              7,621             6,722
      Accumulated Other Comprehensive Loss                                                            (196)             (190)
                                                                                          -------------------------------------
   Total Nexen Inc. Shareholders' Equity                                                             8,522             7,582
      Canexus Non-Controlling Interests                                                                 84                64
                                                                                          -------------------------------------
   TOTAL EQUITY                                                                                      8,606             7,646
                                                                                          -------------------------------------
   COMMITMENTS, CONTINGENCIES AND GUARANTEES (Note 17)
                                                                                          -------------------------------------
TOTAL LIABILITIES AND EQUITY                                                                        22,231            22,900
                                                                                          =====================================


SEE ACCOMPANYING NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS.


NEXEN INC.
UNAUDITED CONSOLIDATED STATEMENT OF CASH FLOWS
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30

                                                                               Three Months                Nine Months
                                                                            Ended September 30         Ended September 30
(Cdn$ millions)                                                            2010           2009          2010         2009
---------------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
   Net Income (Loss) from Continuing Operations                             (49)           134           365          314
   Net Income (Loss) from Discontinued Operations                           590              -           616          (20)
   Charges and Credits to Income not Involving
       Cash (Note 18)                                                      (102)           174           433          887
   Exploration Expense                                                       56             89           199          219
   Changes in Non-Cash Working Capital (Note 18)                            212            113           410          193
   Other                                                                    (39)           (49)          (47)        (234)
                                                                   --------------------------------------------------------
                                                                            668            461         1,976        1,359

FINANCING ACTIVITIES
   Repayment of Short-Term Borrowings, Net                                 (156)            (1)            -           (1)
   Proceeds from Long-Term Notes                                              -          1,081             -        1,081
   Proceeds from (Repayment of) Term Credit
       Facilities, Net                                                     (463)          (915)       (1,540)         728
   Proceeds from (Repayment of) Canexus Term Credit
Facilities, Net                                                              (4)            (4)           64           48
   Proceeds from Canexus Debentures                                          60             46            60           46
   Dividends Paid on Common Shares                                          (26)           (26)          (78)         (78)
   Distributions Paid to Canexus Non-Controlling Interests                   (6)            (4)          (13)         (11)
   Issue of Common Shares and Exercise of Tandem
       Options for Shares                                                     9             12            44           42
   Other                                                                     (2)           (18)          (15)         (19)
                                                                   --------------------------------------------------------
                                                                           (588)           171        (1,478)       1,836

INVESTING ACTIVITIES
   Capital Expenditures
       Exploration and Development                                         (554)          (586)       (1,793)      (1,921)
       Proved Property Acquisitions                                           -              -             -         (755)
       Energy Marketing, Chemicals, Corporate and Other                     (38)           (69)         (172)        (198)
   Proceeds from Dispositions                                               950              2         1,046           17
   Changes in Non-Cash Working Capital (Note 18)                           (105)            14           (30)         (41)
   Changes in Restricted Cash                                               (43)            93            40         (154)
   Other                                                                     (1)           (15)           (8)         (16)
                                                                   --------------------------------------------------------
                                                                            209           (561)         (917)      (3,068)

EFFECT OF EXCHANGE RATE CHANGES ON CASH AND
       CASH EQUIVALENTS                                                     (49)          (148)          (71)        (233)
                                                                   --------------------------------------------------------

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                            240            (77)         (490)        (106)

CASH AND CASH EQUIVALENTS - BEGINNING OF PERIOD                             970          1,974         1,700        2,003
                                                                   --------------------------------------------------------

CASH AND CASH EQUIVALENTS - END OF PERIOD (1)                             1,210          1,897         1,210        1,897
                                                                   ========================================================

(1) Cash and cash equivalents at September 30, 2010 consist of cash of $211 million and short-term investments of $999 million (September 30, 2009 - cash of $376 million and short-term investments of $1,521 million).


SEE ACCOMPANYING NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS.

NEXEN INC.
UNAUDITED CONSOLIDATED STATEMENT OF EQUITY
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30

                                                                                 Three Months                  Nine Months
                                                                              Ended September 30           Ended September 30
(Cdn$ millions)                                                               2010           2009          2010          2009
-------------------------------------------------------------------------------------------------------------------------------
COMMON SHARES, Beginning of Period                                           1,088          1,011         1,049           981
      Issue of Common Shares                                                     9              8            41            37
      Exercise of Tandem Options for Shares                                      -              4             3             5
      Accrued Liability Relating to Tandem Options
         Exercised for Common Shares                                             -              2             4             2
                                                                      ---------------------------------------------------------
   Balance at End of Period                                                  1,097          1,025         1,097         1,025
                                                                      =========================================================

CONTRIBUTED SURPLUS, Beginning of Period                                         -              2             1             2
      Exercise of Tandem Options                                                 -             (1)           (1)           (1)
                                                                      ---------------------------------------------------------
   Balance at End of Period                                                      -              1             -             1
                                                                      =========================================================

RETAINED EARNINGS, Beginning of Period                                       7,110          6,393         6,722         6,290
      Net Income Attributable to Nexen Inc.                                    537            122           977           277
      Dividends Paid on Common Shares (Note 13)                                (26)           (26)          (78)          (78)
                                                                      ---------------------------------------------------------
   Balance at End of Period                                                  7,621          6,489         7,621         6,489
                                                                      =========================================================

ACCUMULATED OTHER COMPREHENSIVE LOSS,
   Beginning of Period                                                        (189)          (157)         (190)         (134)
      Other Comprehensive Loss Attributable
         to Nexen Inc.                                                          (7)           (26)           (6)          (49)
                                                                      ---------------------------------------------------------
   Balance at End of Period (1)                                               (196)          (183)         (196)         (183)
                                                                      =========================================================

(1) Comprised of unrealized foreign currency translation adjustment.


CANEXUS NON-CONTROLLING INTERESTS,
   Beginning of Period                                                          71             54            64            52
      Net Income Attributable to Non-Controlling Interests                       4             15             4            24
      Distributions Due to Non-Controlling Interests                            (5)            (5)          (15)          (14)
      Issue of Partnership Units to Non-Controlling
         Interests                                                               6              1            23             3
      Estimated Fair Value of Conversion Feature of
         Convertible Debenture Issue Attributable to
         Non-Controlling Interests                                               8              4             8             4
                                                                      ---------------------------------------------------------
   Balance at End of Period                                                     84             69            84            69
                                                                      =========================================================



SEE ACCOMPANYING NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS.

NEXEN INC.
UNAUDITED CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30

                                                                              Three Months                  Nine Months
                                                                           Ended September 30           Ended September 30
(Cdn$ millions)                                                            2010           2009          2010          2009
-------------------------------------------------------------------------------------------------------------------------------
NET INCOME ATTRIBUTABLE TO NEXEN INC.                                       537            122          977            277
   Other Comprehensive Loss,
      Net of Income Taxes:
          Foreign Currency Translation Adjustment
            Net Losses on Investment in
             Self-Sustaining Foreign Operations                            (145)          (408)         (83)          (693)
            Net Gains on Foreign-Denominated
              Debt Hedges of Self-Sustaining Foreign
              Operations (1)                                                138            384           77            646
            Realized Translation Adjustments Recognized
                in Net Income                                                 -             (2)           -             (2)
                                                                   -------------------------------------------------------------
      Other Comprehensive Loss Attributable
          to Nexen Inc.                                                      (7)           (26)          (6)           (49)
                                                                   -------------------------------------------------------------
COMPREHENSIVE INCOME ATTRIBUTABLE                                           530             96          971            228
   TO NEXEN INC.
                                                                   =============================================================

(1) Net of income tax expense for the three months ended September 30, 2010 of $20 million (2009 - $55 million expense) and net of income tax expense for the nine months ended September 30, 2010 of $12 million (2009 - $93 million expense).

SEE ACCOMPANYING NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS.

NEXEN INC.
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
Cdn$ millions, except as noted


1.   ACCOUNTING POLICIES

Our Unaudited Consolidated Financial Statements are prepared in accordance with Canadian Generally Accepted Accounting Principles (GAAP). The impact of significant differences between Canadian and United States GAAP on the Unaudited Consolidated Financial Statements is disclosed in Note 20. In the opinion of management, the Unaudited Consolidated Financial Statements contain all adjustments of a normal and recurring nature necessary to present fairly Nexen Inc.'s (Nexen, we or our) financial position at September 30, 2010 and December 31, 2009 and the results of our operations and our cash flows for the three and nine months ended September 30, 2010 and 2009.


We make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the Unaudited Consolidated Financial Statements, and revenues and expenses during the reporting period. Our management reviews these estimates on an ongoing basis, including those related to accruals, litigation, environmental and asset retirement obligations, recoverability of assets, income taxes, fair values of derivative assets and liabilities, capital adequacy and determination of proved reserves. Changes in facts and circumstances may result in revised estimates and actual results may differ from these estimates. The results of operations and cash flows for the three and nine months ended September 30, 2010 are not necessarily indicative of the results of operations or cash flows to be expected for the year ending December 31, 2010. As at October 27, 2010, there are no material subsequent events requiring additional disclosure in or amendment to these financial statements.

These Unaudited Consolidated Financial Statements should be read in conjunction with our Audited Consolidated Financial Statements included in our 2009 Form 10-K. The accounting policies we follow are described in Note 1 of the Audited Consolidated Financial Statements included in our 2009 Form 10-K.


CHANGES IN ACCOUNTING POLICIES

Oil and Gas Reserve Estimates
-----------------------------
In early 2010, the Financial Accounting Standards Board issued guidance for OIL AND GAS RESERVE ESTIMATION AND DISCLOSURE, which is effective for years ended December 31, 2009. The guidance: i) expands the definition of oil and gas producing activities to include unconventional sources such as oil sands; ii) changes the price used in reserve estimation from the year-end price to the simple average of the first-day-of-the-month price for the previous 12 months; and iii) requires disclosures for geographic areas that represent 15% or more of proved reserves.

We follow the successful efforts method of accounting for our oil and gas activities, which use the estimated proved reserves we believe are recoverable from our oil and gas properties. Specifically, reserves estimates are used to calculate our unit-of-production depletion rates and to assess, when necessary, our oil and gas assets for impairment. Adoption of these amendments changed our estimate of reserves used to calculate depletion in 2010. As a result of the amendments, depletion expense for the three and nine months ended September 30, 2010 increased by $11 million and $35 million, net income decreased by $7 million and $23 million, and earnings per common share decreased by $0.02/share and $0.06/share, respectively.


2.  ACCOUNTS RECEIVABLE

                                                                                              September 30        December 31
                                                                                                      2010               2009
------------------------------------------------------------------------------------------------------------------------------
Trade
     Energy Marketing                                                                                1,300              1,410
     Energy Marketing Derivative Contracts (Note 6)                                                    172                466
     Oil and Gas                                                                                       712                823
     Chemicals and Other                                                                                47                 44
                                                                                       ---------------------------------------
                                                                                                     2,231              2,743
Non-Trade                                                                                              121                 99
                                                                                       ---------------------------------------
                                                                                                     2,352              2,842
Allowance for Doubtful Receivables                                                                     (47)               (54)
                                                                                       ---------------------------------------
Total                                                                                                2,305              2,788
                                                                                       =======================================

3.  INVENTORIES AND SUPPLIES

                                                                                              September 30        December 31
                                                                                                      2010               2009
------------------------------------------------------------------------------------------------------------------------------
Finished Products
     Energy Marketing                                                                                  389                548
     Oil and Gas                                                                                        54                 25
     Chemicals and Other                                                                                10                 12
                                                                                       ---------------------------------------
                                                                                                       453                585
Work in Process                                                                                         10                  7
Field Supplies                                                                                          81                 88
                                                                                       ---------------------------------------
Total                                                                                                  544                680
                                                                                       =======================================

4.  PROPERTY, PLANT AND EQUIPMENT


DEPRECIATION, DEPLETION, AMORTIZATION AND IMPAIRMENT


Our DD&A expense in the third quarter of 2010 includes non-cash impairment charges of $61 million at three natural gas properties in the US Gulf of Mexico. Low natural gas prices made these mature shelf properties uneconomic and, as a result, the properties are being shut down and the carrying value was written down to their estimated fair value. Fair value was based on estimated future cash flows using unobservable Level 3 inputs including management's estimate of future production and prices.


SUSPENDED EXPLORATION WELL COSTS

The following table shows the changes in capitalized exploratory well costs during the nine months ended September 30, 2010 and the year ended December 31, 2009, and does not include amounts that were initially capitalized and subsequently expensed in the same period. Suspended exploration well costs are included in property, plant and equipment.

                                                                                        Nine Months Ended          Year Ended
                                                                                             September 30         December 31
                                                                                                     2010                2009
------------------------------------------------------------------------------------------------------------------------------
Beginning of Period                                                                                   794                 518
     Exploratory Well Costs Capitalized Pending the Determination of
       Proved Reserves                                                                                350                 396
     Capitalized Exploratory Well Costs Charged to Expense                                             (2)                (56)
     Transfers to Wells, Facilities and Equipment Based on
       Determination of Proved Reserves                                                                (1)                (21)
     Effects of Foreign Exchange Rate Changes                                                         (10)                (43)
                                                                                       ---------------------------------------
End of Period                                                                                       1,131                 794
                                                                                       =======================================

The following table provides an aging of capitalized exploratory well costs based on the date drilling was completed as at September 30, 2010.

                                                       United                          United
Aging of Suspended Exploration Wells                  Kingdom          Canada          States        Nigeria            Total
------------------------------------------------------------------------------------------------------------------------------
Less than 1 year                                          113             190              85              -              388
1-3 years                                                 155             387               -              -              542
4-5 years                                                  55               -             115              -              170
Greater than 5 years                                        -               -               -              31              31
                                                ------------------------------------------------------------------------------
Total                                                     323             577             200              31           1,131
                                                ==============================================================================

As at September 30, 2010, we have exploratory costs that have been capitalized for more than one year relating to our shale gas exploratory activities in Canada ($387 million), interests in eight exploratory blocks in the North Sea ($210 million), two exploratory blocks in the Gulf of Mexico ($115 million), and our interest in an exploratory block offshore Nigeria ($31 million). These costs relate to projects with successful exploration wells for which we have not been able to recognize proved reserves. We are assessing all of these wells and projects, and are working with our partners to prepare development plans, drill additional appraisal wells or otherwise assess commercial viability.


5.  DEFERRED CHARGES AND OTHER ASSETS

                                                                                            September 30          December 31
                                                                                                    2010                 2009
------------------------------------------------------------------------------------------------------------------------------
Long-Term Energy Marketing Derivative Contracts (Note 6)                                             116                  225
Defined Benefit Pension Assets                                                                        53                   60
Long-Term Capital Prepayments                                                                         16                   27
Other                                                                                                 51                   58
                                                                                   -------------------------------------------
Total                                                                                                236                  370
                                                                                   ===========================================

6.  FINANCIAL INSTRUMENTS


Financial instruments carried at fair value on our balance sheet include cash and cash equivalents, restricted cash and derivatives used for trading and non-trading purposes. Our other financial instruments, including accounts receivable, accounts payable, accrued interest payable, dividends payable, short-term borrowings and long-term debt, are carried at cost or amortized cost. The carrying values of our short-term receivables and payables approximate their fair value because the instruments are near maturity.


In our energy marketing group, we enter into contracts to purchase and sell crude oil, as well as other energy commodities, and use derivative contracts, including futures, forwards, swaps and options, for hedging and trading purposes (collectively derivatives). We also use derivatives to manage commodity price risk and foreign currency risk for non-trading purposes. We categorize our derivative instruments as trading or non-trading activities and carry the instruments at fair value on our balance sheet. The fair values are included with accounts receivable or payable and are classified as long-term or short-term based on anticipated settlement date. Any change in fair value is included in marketing and other income. Related amounts posted as margin for exchange-traded positions are recorded in restricted cash.


We carry our long-term debt at amortized cost using the effective interest rate method. At September 30, 2010, the estimated fair value of our long-term debt was $6,385 million (December 31, 2009 - $7,594 million) as compared to the carrying value of $5,678 million (December 31, 2009 - $7,251 million). The fair value of long-term debt is estimated based on prices provided by quoted markets and third-party brokers.

DERIVATIVES

(A)   DERIVATIVE CONTRACTS RELATED TO TRADING ACTIVITIES


During the quarter, we sold our North American natural gas marketing operations, as described in Note 15. Our energy marketing group primarily focuses on our crude oil marketing activities in North America, Europe and Asia.


Our energy marketing group engages in various activities including the purchase and sale of physical commodities and the use of financial instruments such as commodity and foreign exchange futures, forwards and swaps to economically hedge exposures and generate revenue. These contracts are accounted for as derivatives and, where applicable, are presented net on the balance sheet in accordance with netting arrangements. The fair value and carrying amounts related to derivative instruments held by our energy marketing operations are as follows:



                                                                                              September 30        December 31
                                                                                                      2010               2009
------------------------------------------------------------------------------------------------------------------------------
  Commodity Contracts                                                                                  172                463
  Foreign Exchange Contracts                                                                             -                  3
                                                                                       ---------------------------------------
   Accounts Receivable (Note 2)                                                                        172                466
                                                                                       ---------------------------------------

  Commodity Contracts                                                                                  116                225
                                                                                       ---------------------------------------
   Deferred Charges and Other Assets (Note 5) (1)                                                      116                225
                                                                                       ---------------------------------------

Total Trading Derivative Assets                                                                        288                691
                                                                                       =======================================

  Commodity Contracts                                                                                  152                410
  Foreign Exchange Contracts                                                                             -                 46
                                                                                       ---------------------------------------
   Accounts Payable and Accrued Liabilities (Note 8)                                                   152                456
                                                                                       ---------------------------------------

  Commodity Contracts                                                                                  119                212
                                                                                       ---------------------------------------
   Deferred Credits and Other Liabilities (Note 12) (1)                                                119                212
                                                                                       ---------------------------------------

Total Trading Derivative Liabilities                                                                   271                668
                                                                                       =======================================

Total Net Trading Derivative Contracts                                                                  17                 23
                                                                                       =======================================

(1) These derivative contracts settle beyond 12 months and are considered non-current; once settlement is within 12 months, they are included in accounts receivable or accounts payable.

Excluding the impact of netting arrangements, the fair value of derivative instruments is as follows:

                                                                                              September 30        December 31
                                                                                                      2010               2009
------------------------------------------------------------------------------------------------------------------------------
Current Trading Assets                                                                                 582              2,625
Non-Current Trading Assets                                                                             311                716
                                                                                       ---------------------------------------
  Total Trading Derivative Assets                                                                      893              3,341
                                                                                       =======================================

Current Trading Liabilities                                                                            562              2,615
Non-Current Trading Liabilities                                                                        314                703
                                                                                       ---------------------------------------
  Total Trading Derivative Liabilities                                                                 876              3,318
                                                                                       =======================================

                                                                                       ---------------------------------------
Total Net Trading Derivative Contracts                                                                  17                 23
                                                                                       =======================================

Trading revenues generated by our energy marketing group include gains and losses on derivative instruments and non-derivative instruments such as physical inventory. During the three and nine months ended September 30, 2010, the following trading revenues were recognized in marketing and other income:

                                                                        Three Months Ended              Nine Months Ended
                                                                              September 30                   September 30
                                                                                      2010                           2010
---------------------------------------------------------------------------------------------------------------------------
Commodity                                                                               84                            290
Foreign Exchange                                                                        (2)                            (8)
                                                              -------------------------------------------------------------
  Marketing Revenue                                                                     82                            282
                                                              =============================================================

As an energy marketer, we may undertake several transactions during a period to execute a single sale of physical product. Each transaction may be represented by one or more derivative instruments including a physical buy, physical sell, and in many cases, numerous financial instruments for economic hedging and trading purposes. The absolute notional volumes associated with our derivative instrument transactions for the three and nine months ended September 30, 2010, are as follows:

                                                                        Three Months Ended              Nine Months Ended
                                                                              September 30                   September 30
                                                                                      2010                           2010
---------------------------------------------------------------------------------------------------------------------------
Natural Gas                                        bcf/d                               2.9                            7.8
Crude Oil                                       mmbbls/d                               3.0                            3.2
Power                                              GWh/d                               0.2                           92.8
Foreign Exchange                            US$ millions                               548                          2,169
Foreign Exchange                           Euro millions                                  -                            53
                                                              -------------------------------------------------------------

(B) DERIVATIVE CONTRACTS RELATED TO NON-TRADING ACTIVITIES


The fair value and carrying amounts of derivative instruments related to non-trading activities are as follows:

                                                                             September 30                     December 31
                                                                                     2010                            2009
---------------------------------------------------------------------------------------------------------------------------
Accounts Receivable                                                                     4                              13
Deferred Charges and Other Assets (1)                                                   1                               4
                                                              -------------------------------------------------------------
  Total Non-Trading Derivative Assets                                                   5                              17
                                                              =============================================================

Accounts Payable and Accrued Liabilities                                                -                              26
                                                              -------------------------------------------------------------
  Total Non-Trading Derivative Liabilities                                              -                              26
                                                              =============================================================

  Total Net Non-Trading Derivative Assets (2)                                           5                              (9)
                                                              =============================================================

(1) These derivative contracts settle beyond 12 months and are considered non-current.
(2) The net fair value of these derivatives is equal to the gross fair value before consideration of netting arrangements and collateral posted or received with counterparties.

CRUDE OIL PUT OPTIONS
During the quarter, we purchased put options on 20,000 bbls/d of our 2011 crude oil production for $6 million. These options establish a WTI floor price of US$50/bbl on these volumes and provide a base level of price protection without limiting our upside to higher prices. The options settle monthly and are recorded at fair value throughout their term. As a result, changes in forward crude oil prices create gains or losses on these options at each period end. Higher forward crude oil prices at September 30, 2010 reduced the fair value of the options to approximately $5 million.

Subsequent to September 30, 2010, we purchased additional crude oil put options on 50,000 bbls/d of our 2011 crude oil production for $17 million. These options establish a WTI floor price of approximately US$56/bbl.

In 2009, we purchased put options on 90,000 bbls/d of our 2010 crude oil production for $39 million. These options establish a WTI floor price of US$50/bbl on these volumes. Options on 60,000 bbls/d settle monthly, while the remaining options settle annually. These options are recorded at fair value throughout their term. Higher forward crude oil prices at September 30, 2010 compared to the end of the previous quarter and a shorter term to expiry reduced the fair value of the options to nil.

                                                                                                     Change in Fair Value
                                                                                              ------------------------------------
                                                                                                  Three Months        Nine Months
                                                                                                         Ended              Ended
                                              Notional                    Average       Fair      September 30       September 30
                                              Volumes       Term      Floor Price      Value              2010               2010
----------------------------------------------------------------------------------------------------------------------------------
                                              (bbls/d)                  (US$/bbl)
WTI Crude Oil Put Options (monthly)            20,000       2011              50          5                (1)                (1)
WTI Crude Oil Put Options (monthly)            60,000       2010              50          -                (2)               (13)
WTI Crude Oil Put Options (annual)             30,000       2010              50          -                 -                 (4)
                                                                                   -----------------------------------------------
                                                                                          5                (3)               (18)
                                                                                   ===============================================

(C)   FAIR VALUE OF DERIVATIVES

Our processes for estimating and classifying the fair value of our derivative contracts are consistent with those in place at December 31, 2009. The following table includes our derivatives carried at fair value for our trading and non-trading activities as at September 30, 2010. Financial assets and liabilities are classified in the fair value hierarchy in their entirety based on the lowest level of input that is significant to the fair value measurement. Assessment of the significance of a particular input to the fair value measurement requires judgment and may affect placement within the fair value hierarchy levels.

Net Derivatives at September 30, 2010                                         Level 1       Level 2       Level 3         Total
--------------------------------------------------------------------------------------------------------------------------------
Trading Derivatives (Commodity Contracts)                                         (27)            -            44            17
Non-Trading Derivatives                                                             -             5             -             5
                                                                         -------------------------------------------------------
Total                                                                             (27)            5            44            22
                                                                         =======================================================

A reconciliation of changes in the fair value of our derivatives classified as Level 3 for the nine months ended September 30, 2010 is provided below:

                                                                                                                     Level 3
-----------------------------------------------------------------------------------------------------------------------------
Beginning of Period                                                                                                       42
  Realized and Unrealized Gains (Losses)                                                                                  21
  Purchases                                                                                                                -
  Settlements                                                                                                            (19)
  Transfers Into Level 3                                                                                                   -
  Transfers Out of Level 3                                                                                                 -
                                                                                                              ---------------
End of Period                                                                                                             44
                                                                                                              ===============

Unsettled gains relating to instruments still held as of September 30, 2010                                               21
                                                                                                              ===============

Items classified in Level 3 are generally economically hedged such that gains or losses on positions classified in Level 3 are often offset by gains or losses on positions classified in Level 1 or 2. Transfers into or out of Level 3 represent existing assets and liabilities that were either previously categorized as a higher level for which the inputs became unobservable or assets and liabilities that were previously classified as Level 3 for which the lowest significant input became observable during the period. Fair values of instruments in Level 3 are determined using broker quotes, pricing services and internally-developed inputs. We performed a sensitivity analysis of inputs used to calculate the fair value of Level 3 instruments. Using reasonably possible alternative assumptions, the fair value of Level 3 instruments at September 30, 2010 would change by $2 million (December 31, 2009 - $12 million).

7.  RISK MANAGEMENT

(A) MARKET RISK


We invest in significant capital projects, purchase and sell commodities, issue short-term borrowings and long-term debt, and invest in foreign operations. These activities expose us to market risks from changes in commodity prices, foreign currency rates and interest rates, which could affect our earnings and the value of the financial instruments we hold. We use derivatives for trading and non-trading purposes as part of our overall risk management policy to manage portions of these market exposures.


The following market risk discussion focuses on the commodity price risk and foreign currency risk related to our financial instruments as our exposure to interest rate risk is immaterial, given that the majority of our debt is fixed rate.


COMMODITY PRICE RISK

We are exposed to commodity price movements as part of our normal oil and gas operations, particularly in relation to the prices received for our crude oil and natural gas. Commodity price risk related to conventional and synthetic crude oil prices is our most significant market risk exposure. Crude oil and natural gas are sensitive to numerous worldwide factors, many of which are beyond our control, and are generally sold at contract or posted prices. Changes in the global supply and demand fundamentals in the crude oil market and geopolitical events can significantly affect crude oil prices. Changes in crude oil and natural gas prices may significantly affect our results of operations and cash generated from operating activities. Consequently, these changes may also affect the value of our oil and gas properties, our level of spending for exploration and development, and our ability to meet our obligations as they come due.


The majority of our oil and gas production is sold under short-term contracts, exposing us to the risk of price movements. Other energy contracts we enter into also expose us to commodity price risk between the time we purchase and sell contracted volumes. We actively manage these risks by using derivative contracts such as commodity put options.


Our energy marketing business is primarily focused on marketing and trading physical crude oil in selected regions of the world. We do this by buying and selling physical crude oil, by acquiring and holding rights to physical transportation and storage assets, and by building strong relationships with our customers and suppliers.


In order to manage the commodity and foreign exchange price risks that come from this physical business, we use financial derivative contracts including energy-related futures, forwards, swaps and options, as well as foreign currency swaps or forwards.


Our risk management activities include prescribed capital limits and the use of tools such as Value-at-Risk (VaR) and stress testing consistent with the methodology used at December 31, 2009. Our period end, high, low and average VaR amounts for the three and nine months ended September 30, 2010 are as follows:

                                                                                    Three Months                Nine Months
                                                                                 Ended September 30          Ended September 30
Value-at-Risk                                                                    2010          2009          2010         2009
--------------------------------------------------------------------------------------------------------------------------------
Period End                                                                          8            13             8           13
High                                                                                9            15            15           24
Low                                                                                 4            11             4           11
Average                                                                             7            12            10           16
                                                                         -------------------------------------------------------

If a market shock occurred as in 2008, the key assumptions underlying our VaR estimate could be exceeded and the potential loss could be greater than our estimate. We perform stress tests on a regular basis to complement VaR and assess the impact of abnormal changes in prices on our positions.

FOREIGN CURRENCY RISK

Foreign currency risk is created by fluctuations in the fair values or cash flows of financial instruments due to changes in foreign exchange rates. A substantial portion of our activities are transacted in or referenced to US dollars including:

o  sales of crude oil,  natural gas and  certain  chemicals  products;
o  capital spending and expenses for our oil and gas and chemicals operations;
o commodity derivative contracts used primarily by our energy marketing group;and
o  short-term borrowings, long-term debt, and cash & cash equivalents.

In our oil and gas operations, we manage our exposure to fluctuations between the US and Canadian dollar by matching our expected net cash flows and borrowings in the same currency. Cash inflows generated by our foreign operations and borrowings on our US-dollar debt facilities are generally used to fund US-dollar capital expenditures and debt repayments. We maintain revolving Canadian and US-dollar borrowing facilities that can be used or repaid depending on expected net cash flows.


We designate most of our US-dollar borrowings as a hedge against our US-dollar net investment in self-sustaining foreign operations. The foreign exchange gains or losses related to the effective portion of our designated US-dollar debt are included in accumulated other comprehensive income in equity. Our net investment in self-sustaining foreign operations and our designated US-dollar debt at September 30, 2010 and December 31, 2009 are as follows:

                                                                                          September 30            December 31
(US$ millions)                                                                                    2010                   2009
------------------------------------------------------------------------------------------------------------------------------
Net Investment in Self-Sustaining Foreign Operations                                             4,307                  4,492
Designated US-Dollar Debt                                                                        4,307                  4,492
                                                                                   -------------------------------------------

For the three and nine months ended September 30, 2010, the ineffective portion of our US-dollar debt resulted in a net foreign exchange gain of $12 million and a net foreign exchange loss of $6 million, respectively (gain of $11 million and loss of $5 million respectively, net of income tax expense) and is included in marketing and other income. A one cent change in the US dollar to Canadian dollar exchange rate would increase or decrease our accumulated other comprehensive income by approximately $43 million, net of income tax, and would increase or decrease our net income by approximately $4 million, net of income tax.


We also have exposures to currencies other than the US dollar including a portion of our UK operating expenses, capital spending and future asset retirement obligations which are denominated in British Pounds and Euros. We do not have any material exposure to highly inflationary foreign currencies. In our energy marketing group, we enter into transactions in various currencies including Canadian and US dollars, British Pounds and Euros. We may actively manage significant currency exposures using forward contracts and swaps.


(B)   CREDIT RISK

Credit risk affects our oil, gas and chemicals operations, and our trading and non-trading derivative activities, and is the risk of loss if counterparties do not fulfill their contractual obligations. Most of our credit exposure is with counterparties in the energy industry, including integrated oil companies, refiners and utilities, and are subject to normal industry credit risk.
Approximately 76% of our exposure is with these large energy companies. This concentration of risk within the energy industry is reduced because of our broad base of domestic and international counterparties. Our processes to manage this risk are consistent with those in place at December 31, 2009.

At September 30, 2010, only two counterparties individually made up more than 10% of our credit exposure. These counterparties are major integrated oil companies with a strong investment grade credit rating. Four other counterparties made up more than 5% of our credit exposure. The following table illustrates the composition of credit exposure by credit rating.

                                                                                              September 30        December 31
CREDIT RATING                                                                                         2010               2009
------------------------------------------------------------------------------------------------------------------------------
A or higher                                                                                           67%                 67%
BBB                                                                                                   21%                 26%
Non-Investment Grade                                                                                  12%                  7%
                                                                                       ---------------------------------------
TOTAL                                                                                                100%                100%
                                                                                       =======================================

Our maximum counterparty credit exposure at the balance sheet date consists primarily of the carrying amounts on non-derivative financial assets such as cash and cash equivalents, restricted cash, accounts receivable, as well as the fair value of derivative financial assets. We provided an allowance of $47 million for credit risk with our counterparties. In addition, we incorporate the credit risk associated with counterparty default, as well as Nexen's own credit risk, into our estimates of fair value.


Collateral received from customers at September 30, 2010 includes $45 million of cash and $224 million of letters of credit. The cash received is included in accounts payable and accrued liabilities.


(C)   LIQUIDITY RISK


Liquidity risk is the risk that we will not be able to meet our financial obligations as they fall due. We require liquidity specifically to fund capital requirements, satisfy financial obligations as they come due, and to operate our energy marketing business. We generally rely on operating cash flows to provide liquidity and we also maintain significant undrawn committed credit facilities. At September 30, 2010, we had approximately $4.4 billion of cash and available committed lines of credit. This includes approximately $1.2 billion of cash and cash equivalents on hand and undrawn term credit facilities of $3.2 billion, of which $289 million was supporting letters of credit at September 30, 2010. These facilities are available until 2014 unless extended. We also have about $466 million of uncommitted credit facilities, none of which was drawn and $82 million of which was supporting letters of credit at September 30, 2010.


The following table details the contractual maturities for our non-derivative financial liabilities, including both the principal and interest cash flows at September 30, 2010:

                                                                Less than                                           More than
                                                Total              1 Year        1-3 Years         4-5 Years          5 Years
------------------------------------------------------------------------------------------------------------------------------
Long-Term Debt                                  5,787                   -              345               799            4,643
Interest on Long-Term Debt (1)                  7,668                 357              713               651            5,947
                                       ---------------------------------------------------------------------------------------
Total                                          13,455                 357            1,058             1,450           10,590
                                       =======================================================================================

(1) Excludes interest on Canexus term credit facilities of $294 million (US$285 million) as the amounts drawn on the facilities fluctuate. Based on amounts drawn at September 30, 2010 and existing variable interest rates, we would be required to pay $12 million per year until the outstanding amounts on the term credit facilities are repaid.

The following table details contractual maturities for our derivative financial liabilities. The balance sheet amounts for derivative financial liabilities included below are not materially different from the contractual amounts due on maturity.

                                                                Less than                                           More than
                                                Total              1 Year        1-3 Years         4-5 Years          5 Years
------------------------------------------------------------------------------------------------------------------------------
Trading Derivatives (Note 6)                       271                152              103                11                5
Non-Trading Derivatives (Note 6)                     -                  -                -                 -                -
                                       ---------------------------------------------------------------------------------------
Total                                              271                152              103                11                5
                                       =======================================================================================

The commercial agreements our energy marketing group enter into often include financial assurance provisions that allow us and our counterparties to effectively manage credit risk. The agreements normally require collateral to be posted if an adverse credit-related event occurs, such as a drop in credit ratings to non-investment grade. Based on contracts in place and commodity prices at September 30, 2010, we could be required to post collateral of up to $700 million if we were downgraded to non-investment grade. These obligations are reflected on our balance sheet. The posting of collateral secures the payment of such amounts. In the event of a ratings downgrade, we have trading inventories and receivables that can be more quickly monetized as well as undrawn credit facilities.

At September 30, 2010, collateral posted with counterparties includes $15 million of cash and $139 million of letters of credit related to our trading activities. Cash posted is included with our accounts receivable. Cash collateral is not normally applied to contract settlement. Once a contract has been settled, the collateral amounts are refunded. If there is a default, the cash is retained. Our exchange-traded derivative contracts are also subject to margin requirements. We have margin deposits of $35 million (December 31, 2009 - $198 million), which have been included in restricted cash.

8.   ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

                                                                                              September 30        December 31
                                                                                                      2010               2009
------------------------------------------------------------------------------------------------------------------------------
Energy Marketing Payables                                                                            1,203              1,366
Energy Marketing Derivative Contracts (Note 6)                                                         152                456
Accrued Payables                                                                                       653                619
Trade Payables                                                                                         216                210
Income Taxes Payable                                                                                   362                179
Stock-Based Compensation                                                                                28                 72
Other                                                                                                  329                136
                                                                                       ---------------------------------------
Total                                                                                                2,943              3,038
                                                                                       =======================================

9.   SHORT-TERM BORROWINGS AND LONG-TERM DEBT

                                                                                              September 30        December 31
                                                                                                      2010               2009
------------------------------------------------------------------------------------------------------------------------------
Canexus Term Credit Facilities, due 2012 (US$285 million drawn) (a)                                    294                233
Canexus Notes, due 2013 (US$50 million)                                                                 51                 52
Notes, due 2013 (US$500 million)                                                                       515                523
Term Credit Facilities, due 2014 (b)                                                                     -              1,570
Canexus Convertible Debentures, due 2014                                                                27                 46
Notes, due 2015 (US$250 million)                                                                       257                262
Canexus Convertible Debentures, due 2015 (c)                                                            60                  -
Notes, due 2017 (US$250 million)                                                                       257                262
Notes, due 2019 (US$300 million)                                                                       309                314
Notes, due 2028 (US$200 million)                                                                       206                209
Notes, due 2032 (US$500 million)                                                                       515                523
Notes, due 2035 (US$790 million)                                                                       814                827
Notes, due 2037 (US$1,250 million)                                                                   1,287              1,308
Notes, due 2039 (US$700 million)                                                                       721                733
Subordinated Debentures, due 2043 (US$460 million)                                                     474                481
                                                                                       ---------------------------------------
                                                                                                     5,787              7,343
Unamortized Debt Issue Costs                                                                          (109)               (92)
                                                                                       ---------------------------------------
Total Long-Term Debt                                                                                 5,678              7,251
                                                                                       =======================================



(A) CANEXUS TERM CREDIT FACILITIES


Canexus has $450 million (US$437 million) of committed, secured term credit facilities available until August 2012. At September 30, 2010, $294 million (US$285 million) was drawn on these facilities (December 31, 2009 - $233 million (US$223 million)). Borrowings are available as Canadian bankers' acceptances, LIBOR-based loans, Canadian prime rate loans or US-dollar base rate loans. Interest is payable monthly at floating rates. The term credit facilities are secured by a floating charge debenture over all of Canexus' assets. The credit facility also contains covenants with respect to certain financial ratios of Canexus. The weighted-average interest rate on the Canexus term credit facilities was 4.3% for the three months ended September 30, 2010 (three months ended September 30, 2009 - 2.0%) and 3.5% for the nine months ended September 30, 2010 (nine months ended September 30, 2009 - 2.3%).

(B) TERM CREDIT FACILITIES


We have unsecured term credit facilities of $3.2 billion (US$3.1 billion), available until 2014, none of which were drawn at September 30, 2010 (December 31, 2009 - $1.6 billion (US$1.5 billion)). Borrowings are available as Canadian bankers' acceptances, LIBOR-based loans, Canadian prime rate loans, US-dollar base rate loans or British pound call-rate loans. Interest is payable monthly at a floating rate. The weighted-average interest rate on our term credit facilities was 3.1% for the three months ended September 30, 2010 (three months ended September 30, 2009 - 0.9%) and 1.2% for the nine months ended September 30, 2010 (nine months ended September 30, 2009 - 1.0%). At September 30, 2010, $289 million (US$281 million) of these facilities were utilized to support outstanding letters of credit (December 31, 2009 - $407 million (US$389 million)).


(C) CANEXUS CONVERTIBLE DEBENTURES

In September 2010, Canexus issued $60 million of convertible unsecured subordinated debentures to non-controlling interests. Interest is payable semi-annually at a rate of 5.75%. These debentures mature on December 31, 2015 and are convertible at the holder's option at any time prior to the close of business on the earlier of; i) the maturity date; and, ii) the business day immediately preceding the date specified by Canexus for redemption of the debentures into trust units. The conversion price is $8.30 per trust unit.

Canexus has the option to redeem the debentures in whole or in part from time to time subject to the satisfaction of certain conditions. The debentures can be redeemed by Canexus, after January 1, 2014 and before December 31, 2014
(provided that the current market price of the trust units on the date of redemption is not less than 125% of the conversion price) and after December 31, 2014 at a redemption price equal to the principal amount plus accrued and unpaid interest. Canexus may elect to satisfy its obligation to pay interest or repay the principal by issuing trust units at 95% of the current market price at the time of repayment and to pay interest by delivering a sufficient number of trust units to the debenture trustee to satisfy the interest obligation.

The estimated fair value of the conversion feature of the convertible debentures amounted to $8 million and was included in non-controlling interests. The amount of the convertible debentures allocated to long-term debt is accreted over the term of the debt using the effective interest rate method.


(D) INTEREST EXPENSE

                                                                                   Three Months                Nine Months
                                                                                Ended September 30          Ended September 30
                                                                                2010          2009          2010          2009
--------------------------------------------------------------------------------------------------------------------------------
Long-Term Debt                                                                    96            96           284           274
Other                                                                              9             4            18            12
                                                                         -------------------------------------------------------
Total                                                                            105           100           302           286
   Less: Capitalized                                                             (24)          (16)          (64)          (60)
                                                                         -------------------------------------------------------
Total                                                                             81            84           238           226
                                                                         =======================================================

Capitalized interest relates to and is included as part of the cost of our oil and gas properties. The capitalization rates are based on our weighted-average cost of borrowings.


(E) SHORT-TERM BORROWINGS

Nexen has uncommitted, unsecured credit facilities of approximately $466 million (US$452 million), none of which were drawn at September 30, 2010 (December 31, 2009 - nil). We utilized $82 million (US$80 million) of these facilities to support outstanding letters of credit at September 30, 2010 (December 31, 2009 - $86 million (US$82 million)). Interest is payable at floating rates.

10.  CAPITAL MANAGEMENT


Our objectives and processes for managing our capital structure are consistent with those in place at December 31, 2009. Our capital consists of equity, short-term borrowings, long-term debt and cash and cash equivalents as follows:

                                                                                              September 30        December 31
                                                                                                      2010               2009
------------------------------------------------------------------------------------------------------------------------------
NET DEBT (1)
  Long-Term Debt                                                                                     5,678              7,251
     Less: Cash and Cash Equivalents                                                                (1,210)            (1,700)
                                                                                       ---------------------------------------
Total                                                                                                4,468              5,551
                                                                                       =======================================

EQUITY (2)                                                                                           8,606              7,646
                                                                                       =======================================

(1) Includes all of our borrowings and is calculated as long-term debt and short-term borrowings less cash and cash equivalents.
(2)  Equity is the historical issue of equity and accumulated retained earnings.


We monitor the leverage in our capital structure by reviewing the ratio of net debt to adjusted cash flow (cash flow from operating activities before changes in non-cash working capital and other) and interest coverage ratios at various commodity prices. Net debt and adjusted cash flow are non-GAAP measures that are unlikely to be comparable to similar measures presented by others. We calculate net debt using the GAAP measures of long-term debt and short-term borrowings less cash and cash equivalents (excluding restricted cash).


We use the ratio of net debt to adjusted cash flow as a key indicator of our leverage and to monitor the strength of our balance sheet. For the twelve months ended September 30, 2010, the net debt to adjusted cash flow was 1.8 times compared to 2.5 times at December 31, 2009. While we typically expect the target ratio to fluctuate between 1.0 and 2.0 times under normalized commodity prices, this can be higher or lower depending on commodity price volatility, where we are in the investment cycle, or when we identify strategic opportunities for additional investment. Whenever we exceed our target ratio, we assess whether we need to identify specific actions to reduce our leverage and lower this ratio back to target levels over time.


Our interest coverage ratio monitors our ability to fund the interest requirements associated with our debt. Our interest coverage increased from 8.5 times at the end of 2009 to 9.4 times at September 30, 2010. Interest coverage is calculated by dividing our adjusted EBITDA by interest expense before capitalized interest. Adjusted EBITDA is a non-GAAP measure that is calculated using net income excluding interest expense, provision for income taxes, exploration expenses, DD&A, impairment and other non-cash expenses. The calculation of adjusted EBITDA is set out in the following table and is unlikely to be comparable to similar measures presented by others.

                                                                                   Twelve Months Ended             Year Ended
                                                                                          September 30            December 31
                                                                                                  2010                   2009
------------------------------------------------------------------------------------------------------------------------------
Net Income Attributable to Nexen Inc.                                                            1,236                    536
  Add:
     Interest Expense                                                                              324                    312
     Provision for Income Taxes                                                                    719                    260
     Depreciation, Depletion, Amortization and Impairment                                        1,891                  1,802
     Exploration Expense                                                                           282                    302
     Recovery of Non-Cash Stock-Based Compensation                                                 (77)                   (10)
     Change in Fair Value of Crude Oil Put Options                                                  51                    251
     Other Non-Cash Expenses                                                                      (605)                  (136)
                                                                              ------------------------------------------------
Adjusted EBITDA                                                                                  3,821                  3,317
                                                                              ================================================

11.  ASSET RETIREMENT OBLIGATIONS

Changes in carrying amounts of the asset retirement obligations associated with our Property, Plant & Equipment (PP&E) are as follows:

                                                                                    Nine Months Ended              Year Ended
                                                                                         September 30             December 31
                                                                                                 2010                    2009
------------------------------------------------------------------------------------------------------------------------------
Balance at Beginning of Period                                                                  1,053                   1,059
  Obligations Incurred with Development Activities                                                 26                      27
  Obligations Settled                                                                             (27)                    (42)
  Accretion Expense                                                                                48                      70
  Revisions to Estimates                                                                          108                      13
  Obligations Associated with Discontinued Activities                                            (122)                      -
  Effects of Changes in Foreign Exchange Rate                                                     (15)                    (74)
                                                                              ------------------------------------------------
Balance at End of Period (1), (2)                                                                1,071                   1,053
                                                                              ================================================

(1) Obligations due within 12 months of $64 million (December 31, 2009 - $35 million) have been included in accounts payable and accrued liabilities.
(2) Obligations relating to our oil and gas activities amount to $1,030 million (December 31, 2009 - $1,002 million) and obligations relating to our chemicals business amount to $41 million (December 31, 2009 - $51 million).

Our total estimated undiscounted inflated asset retirement obligations amount to $2,490 million (December 31, 2009 - $2,341 million). We discounted the total estimated asset retirement obligations using a weighted-average, credit-adjusted, risk-free rate of 6%. Approximately $238 million included in our asset retirement obligations is expected to be settled over the next five years. The remaining obligations settle beyond five years and are expected to be funded by future cash flows from our operations.


12.  DEFERRED CREDITS AND OTHER LIABILITIES

                                                                                        September 30             December 31
                                                                                                2010                    2009
------------------------------------------------------------------------------------------------------------------------------
Deferred Tax Credit                                                                              409                     503
Long-Term Energy Marketing Derivative Contracts (Note 6)                                         119                     212
Defined Benefit Pension Obligations (1)                                                           79                      76
Capital Lease Obligations                                                                         43                      61
Deferred Transportation Revenue                                                                    -                      55
Other                                                                                            116                     114
                                                                              ------------------------------------------------
Total                                                                                            766                   1,021
                                                                              ================================================

(1) The obligations are secured by letters of credit drawn on our term credit facilities.


13.  SHAREHOLDERS' EQUITY

DIVIDENDS

Dividends per common share for the three months ended September 30, 2010 were $0.05 per common share (2009 - $0.05). Dividends per common share for the nine months ended September 30, 2010 were $0.15 per common share (2009 - $0.15). Dividends paid to holders of common shares have been designated as "eligible dividends" for Canadian tax purposes.

14.  MARKETING AND OTHER INCOME

                                                                                   Three Months                Nine Months
                                                                                Ended September 30          Ended September 30
                                                                                2010          2009          2010          2009
--------------------------------------------------------------------------------------------------------------------------------
Marketing Revenue, Net                                                            82           188           282           676
Long Lake Purchased Bitumen Sales                                                 25             -            63             -
Change in Fair Value of Crude Oil Put Options                                     (3)          (23)          (18)         (218)
Interest                                                                           1             1             6             4
Foreign Exchange Gain (Loss)                                                     (13)           93            (7)          112
Other                                                                             46            37            47            61
                                                                         -------------------------------------------------------
Total                                                                            138           296           373           635
                                                                         =======================================================

15.  DISPOSITIONS

Canadian Heavy Oil Asset Disposition
------------------------------------
In May 2010, we signed an agreement to sell our heavy oil properties in Canada. The sale closed in July 2010 after receiving proceeds of $939 million, net of closing adjustments. We realized a gain of $781 million in the third quarter. The results of operations of these properties have been presented as discontinued operations.



                                                                                  Three Months                  Nine Months
                                                                                Ended September 30          Ended September 30
                                                                                2010          2009          2010          2009
--------------------------------------------------------------------------------------------------------------------------------
Revenues and Other Income
   Net Sales                                                                      13            63           138           169
   Gain on Disposition of Assets                                                 781             -           781             -
                                                                         -------------------------------------------------------
                                                                                 794            63           919           169

Expenses
   Operating                                                                       5            24            50            74
   Depreciation, Depletion, Amortization and Impairment                            1            29            35            93
   General and Administrative                                                      1             5            10            17
   Transportation and Other                                                        -             5             2            12
                                                                         -------------------------------------------------------
                                                                                   7            63            97           196
                                                                         -------------------------------------------------------

Income (Loss) before Provision for Income Taxes                                  787             -           822           (27)
Provision for (Recovery of) Future Income Taxes                                  197             -           206            (7)
                                                                         -------------------------------------------------------

Net Income (Loss) from Discontinued Operations                                   590             -           616           (20)
                                                                         =======================================================

Earnings (Loss) Per Common Share
   Basic                                                                        1.12             -         1.17          (0.04)
                                                                         =======================================================
   Diluted                                                                      1.12             -         1.17          (0.04)
                                                                         =======================================================

Assets and liabilities on the Consolidated Balance Sheet at December 31, 2009, include the following amounts for discontinued operations. There were no assets and liabilities related to discontinued operations at September 30, 2010.

                                                                                                                  December 31
                                                                                                                         2009
-------------------------------------------------------------------------------------------------------------------------------
Property, Plant and Equipment, Net of Accumulated DD&A                                                                    331
Asset Retirement Obligations                                                                                             (116)
Deferred Credits and Other Liabilities                                                                                    (29)
                                                                                                          ---------------------
Total                                                                                                                     186
                                                                                                          =====================

Natural Gas Energy Marketing Disposition
----------------------------------------
During the third quarter of 2010, we sold our North American natural gas marketing operations. The sale, which generated proceeds of $11 million, closed in the third quarter and we recognized a non-cash loss of $259 million. On closing, the purchaser acquired our North American natural gas storage and transportation commitments, natural gas inventory, and related financial and physical derivative positions. As is customary with such transactions, not all contracts were assigned to the purchaser by the closing date. We have a total return swap in place with the purchaser to transfer to them the economic results on the unassigned contracts until they are assigned to the purchaser. The total return swap and unassigned contracts are derivative instruments carried at fair value on our balance sheet. The related gains and losses offset each other for the quarter and future periods.

In connection with our natural gas energy marketing disposition, we assigned substantially all of our natural gas transportation and storage contracts, reducing our future commitments by $342 million. We agreed to maintain our parental guarantee to the pipeline provider related to one transportation commitment. We are obligated to perform under the guarantee only if the purchaser does not meet its obligation to the pipeline provider. To guarantee its performance, the purchaser provided us with collateral of US$43 million for the maximum exposure under the guarantee. This collateral is included in accounts payable. We expect to cancel this guarantee in the fourth quarter.

Canadian Undeveloped Oil Sand Leases
------------------------------------
During the second quarter, we sold our non-core lands in the Athabasca region for proceeds of $81 million. We had no plans to develop these lands for a least a decade. We recognized a gain on sale of $80 million.

16.  EARNINGS PER COMMON SHARE
We calculate basic earnings per common share using net income divided by the weighted-average number of common shares outstanding. We calculate diluted earnings per common share in the same manner as basic, except we use the weighted-average number of diluted common shares outstanding in the denominator.

                                                                                  Three Months                  Nine Months
                                                                                Ended September 30          Ended September 30
(millions of shares)                                                            2010          2009          2010          2009
--------------------------------------------------------------------------------------------------------------------------------
Weighted-average number of common shares outstanding                           525.0         521.7         524.4         521.0
Shares issuable pursuant to tandem options                                       4.6          10.3           5.6          10.7
Shares notionally purchased from proceeds of tandem options                     (3.6)         (7.0)         (4.4)         (7.5)
                                                                         -------------------------------------------------------
Weighted-average number of diluted common shares outstanding                   526.0         525.0         525.6         524.2
                                                                         =======================================================

In calculating the weighted-average number of diluted common shares outstanding for the three and nine months ended September 30, 2010, we excluded 15,496,237 and 16,074,998 tandem options, respectively, because their exercise price was greater than the average common share market price in the period. In calculating the weighted-average number of diluted common shares outstanding for the three and nine months ended September 30, 2009, we excluded 13,077,285 and 13,236,034 tandem options, respectively, because their exercise price was greater than the average common share market price in the period. During the periods presented, outstanding tandem options were the only potential dilutive instruments.

17.  COMMITMENTS, CONTINGENCIES AND GUARANTEES
As described in Note 15 to the Audited Consolidated Financial Statements included in our 2009 Form 10-K, there are a number of lawsuits and claims pending, the ultimate results of which cannot be ascertained at this time. We record costs as they are incurred or become determinable. We believe the resolution of these matters would not have a material adverse effect on our liquidity, consolidated financial position or results of operations.

18.  CASH FLOWS

(A) CHARGES AND CREDITS TO INCOME NOT INVOLVING CASH

                                                                                   Three Months                Nine Months
                                                                                Ended September 30          Ended September 30
                                                                                2010          2009          2010          2009
--------------------------------------------------------------------------------------------------------------------------------
Depreciation, Depletion, Amortization and Impairment                             477           329         1,234         1,087
Stock-Based Compensation                                                          (3)          (19)          (44)           23
Recovery of Future Income Taxes                                                 (234)          (81)         (423)         (390)
Net Loss on Dispositions                                                         259             -           179             -
Non-cash Items Included in Discontinued Operations                              (583)           29          (540)           86
Change in Fair Value of Crude Oil Put Options                                      3            23            18           218
Foreign Exchange                                                                   1          (117)            2          (154)
Other                                                                            (22)           10             7            17
                                                                         -------------------------------------------------------
Total                                                                           (102)          174           433           887
                                                                         =======================================================

(B) CHANGES IN NON-CASH WORKING CAPITAL

                                                                                   Three Months                Nine Months
                                                                                Ended September 30          Ended September 30
                                                                                2010          2009          2010          2009
--------------------------------------------------------------------------------------------------------------------------------
   Accounts Receivable                                                           240           212             6             39
   Inventories and Supplies                                                      (88)          (13)          (12)          (142)
   Other Current Assets                                                          (32)          (24)           46            (12)
   Accounts Payable and Accrued Liabilities                                       (5)          (68)          350            251
   Other Current Liabilities                                                      (8)           20           (10)            16
                                                                         -------------------------------------------------------
Total                                                                            107           127           380            152
                                                                         =======================================================

Relating to:
   Operating Activities                                                          212           113           410            193
   Investing Activities                                                         (105)           14           (30)           (41)
                                                                         -------------------------------------------------------
Total                                                                            107           127           380            152
                                                                         =======================================================

(C) OTHER CASH FLOW INFORMATION

                                                                                   Three Months                Nine Months
                                                                                Ended September 30          Ended September 30
                                                                                2010          2009          2010          2009
--------------------------------------------------------------------------------------------------------------------------------
Interest Paid                                                                    103            70           293           248
Income Taxes Paid                                                                376           179           626           247
                                                                         -------------------------------------------------------

Cash flow from other operating activities includes cash outflows related to geological and geophysical expenditures of $31 million for the three months ended September 30, 2010 (2009 - $16 million) and $60 million for the nine months ended September 30, 2010 (2009 - $59 million).

19.  OPERATING SEGMENTS AND RELATED INFORMATION


Nexen is involved in activities relating to Oil and Gas, Energy Marketing and Chemicals in various geographic locations as described in Note 20 to the Audited Consolidated Financial Statements included in our 2009 Form 10-K.


THREE MONTHS ENDED SEPTEMBER 30, 2010

                                                                                              Energy             Corporate
                                                       Oil and Gas                         Marketing  Chemicals  and Other    Total
------------------------------------------------------------------------------------------------------------------------------------
                                United                        United              Other
                               Kingdom   Canada(1) Syncrude   States    Yemen Countries(2)
                              ------------------------------------------------------------
Net Sales                          753      117        130       98       179         13           8        118        -      1,416
Marketing and Other                  5       25          2        -         4          -         104         13      (15)(3)    138
                              ------------------------------------------------------------------------------------------------------
Total Revenues                     758      142        132       98       183         13         112        131      (15)     1,554

Less: Expenses
  Operating                         84      112         74       23        38          1           8         80        -        420
  Depreciation, Depletion,
   Amortization and
     Impairment                    212       67         12      127        29          3           4         13       10        477
  Transportation and Other           1       56          5        -         2          1          62         12        3        142
  General and
   Administrative                    5       15          1       17         2          7          19          8       58        132
  Exploration                       11        7          -       18         -         20(4)        -          -        -         56
  Interest                           -        -          -        -         -          -           -          4       77         81
  Net Loss on Dispositions           -        -          -        -         -          -         259          -        -        259
                              ------------------------------------------------------------------------------------------------------
Income (Loss) from
Continuing Operations
  before Income Taxes              445     (115)        40      (87)      112        (19)       (240)        14     (163)       (13)
Less: Provision for
(Recovery Of) Income Taxes         223      (28)        10      (31)       39        (17)        (94)         4      (70)        36
Less: Non-Controlling
  Interests                          -        -          -        -         -          -           -          4        -          4
Add: Net Income from
Discontinued Operations              -      564          -        -         -          -          26          -        -        590
                              ------------------------------------------------------------------------------------------------------
NET INCOME (LOSS)                  222      477         30      (56)       73         (2)       (120)         6      (93)       537
                              ======================================================================================================

IDENTIFIABLE ASSETS              4,912    7,915(5)   1,302    1,675       207       1,344(6)   2,247(7)     771    1,858     22,231
                              ======================================================================================================

Capital Expenditures
                              ------------------------------------------------------------------------------------------------------
EXPLORATION & DEVELOPMENT          187      169         28       28        13         129          9         19       10        592
                              ======================================================================================================

Property, Plant and
Equipment
  Cost                           6,530    8,600      1,531    3,993     2,453       1,267        234      1,244      397     26,249
  Less: Accumulated DD&A         3,170      827        301    2,713     2,367         100         70        592      274     10,414
                              ------------------------------------------------------------------------------------------------------
NET BOOK VALUE                   3,360    7,773(5)   1,230    1,280        86       1,167(6)     164        652      123     15,835
                              ======================================================================================================

(1) Includes results of operations from conventional, oilsands, shale gas and CBM.
(2) Includes results of operations from producing activities in Colombia.
(3) Includes interest income of $1 million, foreign exchange losses of $13 million and a decrease in the fair value of crude oil put options of $3 million.
(4) Includes exploration activities primarily in Nigeria, Norway and Colombia.
(5) Includes PP&E costs of $6,133 million related to our insitu oil sands projects (Long Lake and future phases).
(6) Includes PP&E costs of $1,119 million  related  to  Nigeria.
(7) Approximately 82% of Marketing's identifiable assets are accounts receivable and inventories.

THREE MONTHS ENDED SEPTEMBER 30, 2009


                                                                                              Energy             Corporate
                                                       Oil and Gas                         Marketing  Chemicals  and Other    Total
------------------------------------------------------------------------------------------------------------------------------------
                                United                        United              Other
                               Kingdom   Canada    Syncrude   States    Yemen Countries(1)
                              ------------------------------------------------------------
Net Sales                          478       29        137       74       176         16           9        115          -    1,034
Marketing and Other                  5       (6)         -        -         3          6         188         29         71(2)   296
                              ------------------------------------------------------------------------------------------------------
Total Revenues                     483       23        137       74       179         22         197        144         71    1,330

Less: Expenses
  Operating                         71       18         62       23        49          2           5         67          -      297
  Depreciation, Depletion,
   Amortization and
     Impairment                    162       30         13       67        19          2          14         12         10      329
  Transportation and Other           3        3          5        2         7          -         141         13          6      180
  General and
   Administrative (3)                8       11          -       13         4          5          19          9         39      108
  Exploration                        7       24          -       40         -         18(4)        -          -          -       89
  Interest                           -        -          -        -         -          -           -          2         82       84
                              ------------------------------------------------------------------------------------------------------
Income (Loss) from
Continuing Operations
  before Income Taxes              232      (63)        57      (71)      100         (5)         18         41        (66)     243
Less: Provision for
(Recovery of) Income Taxes         102      (15)        14      (30)       35         (5)          8          9         (9)     109
Less: Non-Controlling
  Interests                          -        -          -        -         -          -           -         12          -       12
Add: Net Income from
Discontinued Operations              -        -          -        -         -          -           -          -          -        -
                              ------------------------------------------------------------------------------------------------------
NET INCOME (LOSS)                  130      (48)        43      (41)       65          -          10         20        (57)     122
                              ======================================================================================================

IDENTIFIABLE ASSETS              5,157    7,756(5)   1,244    1,880       241        976       3,114(6)     704      1,997   23,069
                              ======================================================================================================

Capital Expenditures
                              ------------------------------------------------------------------------------------------------------
EXPLORATION & DEVELOPMENT          165      177         17       77        11        139           9         53          7      655
                              ======================================================================================================

Property, Plant and
Equipment
  Cost                           6,165    9,558      1,424    3,957     2,516        782         250      1,086        356   26,094
  Less: Accumulated DD&A         2,396    1,955        264    2,507     2,369         97          78        552        234   10,452
                              ------------------------------------------------------------------------------------------------------
NET BOOK VALUE                   3,769    7,603(5)   1,160    1,450       147        685         172        534        122   15,642
                              ======================================================================================================

(1) Includes results of operations from producing activities in Colombia.
(2) Includes interest income of $1 million, foreign exchange gains of $93 million and a decrease in the fair value of crude oil put options of $23 million.
(3) Includes recovery of stock-based compensation expense of $5 million.
(4) Includes exploration activities primarily in Norway, Nigeria and Colombia.
(5) Includes PP&E costs of $5,946 million related to our insitu oil sands projects (Long Lake and future phases).
(6) Approximately 80% of Marketing's identifiable assets are accounts receivable and inventories.

NINE MONTHS ENDED SEPTEMBER 30, 2010

                                                                                              Energy             Corporate
                                                       Oil and Gas                         Marketing  Chemicals  and Other    Total
------------------------------------------------------------------------------------------------------------------------------------
                                United                        United              Other
                               Kingdom   Canada(1) Syncrude   States    Yemen Countries(2)
                              ------------------------------------------------------------

Net Sales                        2,243        353      416       310      518          42         29        336           -    4,247
Marketing and Other                 14         63        4         1       12           -        282         13         (16)(3)  373
                              ------------------------------------------------------------------------------------------------------
Total Revenues                   2,257        416      420       311      530          42        311        349         (16)   4,620

Less: Expenses
  Operating                        237        327      212        70      115           4         25        228           -    1,218
  Depreciation, Depletion,
   Amortization and
     Impairment                    578        192       39       250       88           7         14         36          30    1,234
  Transportation and Other           4        147       16         2        8           1        274         38          11      501
  General and
   Administrative (4)               18         29        1        41        2          18         51         25         131      316
  Exploration                       42         20        -        47        -          90 (5)      -          -           -      199
  Interest                           -          -        -         -        -           -          -          7         231      238
  Net Loss on Dispositions           -        (80)       -         -        -           -        259          -           -      179
                              ------------------------------------------------------------------------------------------------------
Income (Loss) from
Continuing Operations
  before Income Taxes            1,378       (219)     152       (99)     317         (78)      (312)        15        (419)     735
Less: Provision for
(Recovery of) Income Taxes         689        (55)      38       (35)     111         (70)      (122)         4        (190)     370
Less: Non-Controlling
  Interests                          -          -        -         -        -           -          -          4           -        4
Add: Net Income from
Discontinued Operations              -        590        -         -        -           -         26          -           -      616
                              ------------------------------------------------------------------------------------------------------
NET INCOME (LOSS)                  689        426      114       (64)     206          (8)      (164)         7        (229)     977
                              ======================================================================================================

IDENTIFIABLE ASSETS              4,912      7,915(6) 1,302     1,675      207       1,344(7)   2,247(8)     771       1,858   22,231
                              ======================================================================================================

Capital Expenditures
                              ------------------------------------------------------------------------------------------------------
EXPLORATION & DEVELOPMENT          460        662       71       156       40         404         25        121          26    1,965
                              ======================================================================================================

Property, Plant and
Equipment
  Cost                           6,530      8,600    1,531     3,993    2,453       1,267        234      1,244         397   26,249
  Less: Accumulated DD&A         3,170        827      301     2,713    2,367         100         70        592         274   10,414
                              ------------------------------------------------------------------------------------------------------
NET BOOK VALUE                   3,360      7,773(6) 1,230     1,280       86       1,167(7)     164        652         123   15,835
                              ======================================================================================================

(1)  Includes results of operations from conventional,  oilsands,  shale gas and
     CBM.
(2)  Includes results of operations from producing activities in Colombia.
(3) Includes interest income of $6 million, foreign exchange losses of $7 million, decrease in the fair value of crude oil put options of $18 million and other gains of $3 million.
(4)  Includes recovery of stock-based compensation expense of $34 million.
(5)  Includes exploration activities primarily in Norway and Colombia.
(6) Includes PP&E costs of $6,133 million related to our insitu oil sands projects (Long Lake and future phases).
(7)  Includes PP&E costs of $1,119 million related to Nigeria.
(8)  Approximately   82%  of  Marketing's   identifiable   assets  are  accounts
     receivable and inventories.

NINE MONTHS ENDED SEPTEMBER 30, 2009

                                                                                              Energy             Corporate
                                                       Oil and Gas                         Marketing  Chemicals  and Other    Total
------------------------------------------------------------------------------------------------------------------------------------
                                United                        United              Other
                               Kingdom     Canada  Syncrude   States    Yemen Countries(1)
                              ------------------------------------------------------------

Net Sales                        1,574        112      320       225      513          55         29        348        -      3,176
Marketing and Other                 13          2        1         -       10           6        676         44     (117)(2)    635
                              ------------------------------------------------------------------------------------------------------
Total Revenues                   1,587        114      321       225      523          61        705        392     (117)     3,811

Less: Expenses
  Operating                        175         51      205        73      145           6         21        196        -        872
  Depreciation, Depletion,
   Amortization and
     Impairment                    537         91       33       215       92          11         21         53       34      1,087
  Transportation and Other          14          7       17        18       25           -        469         37       19        606
  General and
   Administrative (3)               15         41        1        51        5          29         68         34      119        363
  Exploration                       26         53        -        87        -          53(4)       -          -        -        219
  Interest                           -          -        -         -        -           -          -          6      220        226
                              ------------------------------------------------------------------------------------------------------
Income (Loss) from
Continuing Operations
  before Income Taxes              820       (129)      65      (219)     256         (38)       126         66     (509)       438
Less: Provision for
(Recovery of) Income Taxes         358        (32)      16       (81)      89         (29)        52         15     (264)       124
Less: Non-Controlling
  Interests                          -          -        -         -        -           -          -         17        -         17
Add: Net Loss from
Discontinued Operations              -        (20)       -         -        -           -          -          -        -        (20)
                              ------------------------------------------------------------------------------------------------------
NET INCOME (LOSS)                  462       (117)      49      (138)     167          (9)        74         34     (245)       277
                              ======================================================================================================

IDENTIFIABLE ASSETS              5,157      7,756(5) 1,244     1,880      241         976      3,114(6)     704    1,997     23,069
                              ======================================================================================================

Capital Expenditures
  Exploration & Development        500        708       56       217       62         378         20        161       17      2,119
  Proved Property
     Acquisitions                   --        755        -         -        -           -          -          -        -        755
                              ------------------------------------------------------------------------------------------------------
TOTAL                              500      1,463       56       217       62         378         20        161       17      2,874
                              ======================================================================================================

Property, Plant and
Equipment
  Cost                           6,165      9,558    1,424     3,957    2,516         782        250      1,086      356     26,094
  Less: Accumulated DD&A         2,396      1,955      264     2,507    2,369          97         78        552      234     10,452
                              ------------------------------------------------------------------------------------------------------
NET BOOK VALUE                   3,769      7,603(5) 1,160     1,450      147         685        172        534      122     15,642
                              ======================================================================================================

(1)  Includes results of operations from producing activities in Colombia.
(2)  Includes  interest  income of $4 million,  foreign  exchange  gains of $112 million, decrease in the fair value of crude oil put options of $218 million and other losses of $15 million.
(3)  Includes stock-based compensation expense of $51 million.
(4)  Includes exploration activities primarily in Norway, Nigeria and Colombia.
(5) Includes PP&E costs of $5,946 million related to our insitu oil sands projects (Long Lake and future phases).
(6) Approximately 80% of Marketing's identifiable assets are accounts receivable and inventories.

20. DIFFERENCES BETWEEN CANADIAN AND US GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

The Unaudited Consolidated Financial Statements have been prepared in accordance with Canadian GAAP. The US GAAP Unaudited Consolidated Statements and summaries of differences from Canadian GAAP are as follows:

UNAUDITED CONSOLIDATED STATEMENT OF INCOME - US GAAP
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30
                                                                                  Three Months                Nine Months
                                                                               Ended September 30          Ended September 30
(Cdn$ millions, except per share amounts)                                        2010          2009          2010         2009
--------------------------------------------------------------------------------------------------------------------------------
REVENUES AND OTHER INCOME
   Net Sales                                                                    1,416        1,034          4,247        3,176
   Marketing and Other (v); (vi)                                                  129          344            432          702
                                                                         -------------------------------------------------------
                                                                                1,545        1,378          4,679        3,878
                                                                         -------------------------------------------------------
EXPENSES
   Operating                                                                      420          297          1,218          872
   Depreciation, Depletion, Amortization and Impairment                           477          329          1,234        1,087
   Transportation and Other (v)                                                   142          186            501          604
   General and Administrative (iv)                                                123           84            295          377
   Exploration                                                                     56           89            199          219
   Interest                                                                        81           84            238          226
  Net Loss on Dispositions                                                        259            -            179            -
                                                                         -------------------------------------------------------
                                                                                1,558        1,069          3,864        3,385
                                                                         -------------------------------------------------------

INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE PROVISION FOR INCOME
   TAXES                                                                          (13)         309            815          493
                                                                         -------------------------------------------------------

PROVISION FOR (RECOVERY OF) INCOME TAXES
   Current                                                                        270          190            793          514
   Deferred (iv); (vi)                                                           (235)         (68)          (399)        (377)
                                                                         -------------------------------------------------------
                                                                                   35          122            394          137
                                                                         -------------------------------------------------------

NET INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE NON-CONTROLLING
   INTERESTS                                                                      (48)         187            421          356
   Less: Net Income Attributable to Canexus Non-Controlling Interests
                                                                                   (4)         (12)            (4)         (17)
                                                                         -------------------------------------------------------

NET INCOME (LOSS) FROM CONTINUING OPERATIONS ATTRIBUTABLE TO NEXEN INC.           (52)         175            417          339

   Net Income (Loss) from Discontinued Operations                                 590            -            616          (20)
                                                                         -------------------------------------------------------

NET INCOME ATTRIBUTABLE TO NEXEN INC. - US GAAP(1)                                538          175          1,033          319
                                                                         =======================================================

EARNINGS (LOSS) PER COMMON SHARE FROM CONTINUING OPERATIONS ($/share)
   Basic                                                                        (0.10)         0.34          0.79          0.65
                                                                         =======================================================
   Diluted                                                                      (0.10)         0.33          0.79          0.65
                                                                         =======================================================

EARNINGS PER COMMON SHARE ($/share)
   Basic                                                                         1.03          0.34          1.97          0.61
                                                                         =======================================================
   Diluted                                                                       1.03          0.33          1.97          0.61
                                                                         =======================================================



(1) RECONCILIATION OF CANADIAN AND US GAAP NET INCOME                               Three Months                 Nine Months
                                                                                 Ended September 30           Ended September 30
                                                                                 2010          2009          2010          2009
--------------------------------------------------------------------------------------------------------------------------------
Net Income Attributable to Nexen Inc - Canadian GAAP                              537           122           977           277
Impact of US Principles, Net of Income Taxes:
   Stock-based Compensation (iv)                                                    7            17            16           (11)
   Inventory Valuation (vi)                                                        (6)           29            40            46
   Deferred Taxes (vii)                                                             -             7             -             7
                                                                         -------------------------------------------------------
Net Income Attributable to Nexen Inc - US GAAP                                    538           175         1,033           319
                                                                         =======================================================

UNAUDITED CONSOLIDATED BALANCE SHEET - US GAAP
                                                                                              September 30         December 31
(Cdn$ millions, except share amounts)                                                                 2010                2009
--------------------------------------------------------------------------------------------------------------------------------
ASSETS
   CURRENT ASSETS
      Cash and Cash Equivalents                                                                      1,210               1,700
      Restricted Cash                                                                                   35                 198
      Accounts Receivable                                                                            2,305               2,788
      Inventories and Supplies (vi)                                                                    533                 610
      Other                                                                                            142                 185
                                                                                        ----------------------------------------
         Total Current Assets                                                                        4,225               5,481
                                                                                        ----------------------------------------

   PROPERTY, PLANT AND EQUIPMENT
      Net of Accumulated Depreciation, Depletion, Amortization and
         Impairment of $10,807 (December 31, 2009 - $11,200) (i); (iii)                             15,786              15,443
   GOODWILL                                                                                            316                 339
   DEFERRED INCOME TAX ASSETS                                                                        1,608               1,148
   DEFERRED CHARGES AND OTHER ASSETS                                                                   236                 370
                                                                                        ----------------------------------------
TOTAL ASSETS                                                                                        22,171              22,781
                                                                                        ========================================

LIABILITIES
   CURRENT LIABILITIES
      Accounts Payable and Accrued Liabilities (iv)                                                  3,015               3,131
      Accrued Interest Payable                                                                          78                  89
      Dividends Payable                                                                                 26                  26
                                                                                        ----------------------------------------
         Total Current Liabilities                                                                   3,119               3,246
                                                                                        ----------------------------------------

   LONG-TERM DEBT                                                                                    5,678               7,251
   DEFERRED INCOME TAX LIABILITIES (i); (ii); (iv); (vi); (vii)                                      3,060               2,720
   ASSET RETIREMENT OBLIGATIONS                                                                      1,007               1,018
   DEFERRED CREDITS AND OTHER LIABILITIES (ii)                                                         871               1,126

EQUITY
   Nexen Inc. Shareholders' Equity
      Common Shares, no par value
         Authorized:   Unlimited
         Outstanding:  2010 - 525,032,386 shares
                       2009 - 522,915,843 shares                                                     1,097               1,049
      Contributed Surplus                                                                                -                   1
      Retained Earnings (i); (iii); (iv); (vi); (vii)                                                7,530               6,575
      Accumulated Other Comprehensive Loss (ii)                                                       (275)               (269)
                                                                                        ----------------------------------------
   Total Nexen Inc. Shareholders' Equity                                                             8,352               7,356
      Canexus Non-Controlling Interests                                                                 84                  64
                                                                                        ----------------------------------------
   TOTAL EQUITY                                                                                      8,436               7,420
                                                                                        ----------------------------------------
   COMMITMENTS, CONTINGENCIES AND GUARANTEES
TOTAL LIABILITIES AND EQUITY                                                                        22,171              22,781
                                                                                        ========================================

UNAUDITED CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME - US GAAP FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30

                                                                                    Three Months                Nine Months
                                                                                 Ended September 30          Ended September 30
                                                                                 2010          2009          2010          2009
-------------------------------------------------------------------------------------------------------------------------------
Net Income Attributable to Nexen Inc. - US GAAP                                   538           175         1,033          319
Other Comprehensive Loss, Net of Income Taxes:
   Foreign Currency Translation Adjustment                                         (7)          (26)           (6)         (49)
                                                                         ------------------------------------------------------
Comprehensive Income Attributable to Nexen Inc. - US GAAP                         531           149         1,027          270
                                                                         ======================================================


UNAUDITED CONSOLIDATED STATEMENT OF ACCUMULATED OTHER COMPREHENSIVE LOSS - US GAAP


                                                                                              September 30           December 31
                                                                                                      2010                  2009
---------------------------------------------------------------------------------------------------------------------------------
Foreign Currency Translation Adjustment                                                               (196)                 (190)
Unamortized Defined Benefit Pension Plan Costs (ii)                                                    (79)                  (79)
                                                                                       ------------------------------------------
Accumulated Other Comprehensive Loss                                                                  (275)                 (269)
                                                                                       ==========================================

There are currently no differences between our Canadian and US GAAP Cash Flow and as such we have not presented a separate US GAAP Cash Flow Statement.

NOTES TO THE UNAUDITED CONSOLIDATED US GAAP FINANCIAL STATEMENTS:
i. Under Canadian GAAP, we deferred certain development costs to PP&E. Under US principles, these costs have been included in operating expenses in prior years. As a result, PP&E is lower under US GAAP by $30 million (December 31, 2009 - $30 million) and deferred income tax liabilities are lower by $11 million (December 31, 2009 - $11 million).

ii. US GAAP requires the recognition of the over-funded and under-funded status of a defined benefit plan on the balance sheet as an asset or liability. At September 30, 2010 and December 31, 2009, the unfunded amount of our defined benefit pension plans that was not included in the pension liability under Canadian GAAP was $105 million. This amount has been included in deferred credits and other liabilities and $79 million, net of income taxes, has been included in Accumulated Other Comprehensive Loss
     (AOCL).

iii. On January 1, 2003, we adopted ACCOUNTING FOR ASSET RETIREMENT OBLIGATIONS for US GAAP reporting purposes. We adopted the equivalent Canadian standard for asset retirement obligations on January 1, 2004. These standards are consistent except for the adoption date which results in our PP&E under US GAAP being lower by $19 million.

iv. Under Canadian principles, we record obligations for liability-based stock compensation plans using the intrinsic-value method of accounting. Under US principles, obligations for liability-based stock compensation plans are recorded using the fair-value method of accounting. In addition, under Canadian principles, we retroactively adopted EIC-162 which required the accelerated recognition of stock-based compensation expense for all stock-based awards made to our retired and retirement-eligible employees. However, US GAAP required the accelerated recognition of stock-based compensation expense for such employees for awards granted on or after January 1, 2006. As a result under US GAAP:

      o general and administrative (G&A) expense is lower by $9 million and $21 million, ($7 million and $16 million, net of income taxes), for the three and nine months ended September 30, 2010, (2009 - lower by $24 million and higher by $14 million, respectively, ($17 million and $11 million, net of income taxes)); and
      o accounts payable and accrued liabilities are higher by $72 million as at September 30, 2010 (December 31, 2009 - $93 million) and deferred income tax liabilities are $21 million lower (December 31, 2009 - $26 million).

v. Under US GAAP, asset disposition gains and losses are included with transportation and other expense. For the three and nine months ended September 30, 2010 there were no gains or losses reclassified from marketing and other income to transportation and other expense (losses of $6 million and gains of $2 million, respectively were reclassified for the three and nine months ended September 30, 2009).

vi. Under Canadian GAAP, we carry our commodity inventory held for trading purposes at fair value, less any costs to sell. Under US GAAP, we are required to carry this inventory at the lower of cost or net realizable value. As a result:

      o marketing and other income is lower by $9 million and higher by $59 million (lower by $6 million and higher by $40 million, net of income taxes) for the three and nine months ended September 30, 2010 (2009 - higher by $42 million and $69 million ($29 million and $46 million, net of income taxes)); and
      o inventories are lower by $11 million as at September 30, 2010 (December 31, 2009 - lower by $70 million) and deferred income tax liabilities are $4 million lower (December 31, 2009 - lower by $23 million).

vii. Under US GAAP, we are required to apply FIN48 ACCOUNTING FOR UNCERTAINTY IN
     INCOME  TAXES  regarding   accounting  and  disclosure  for  uncertain  tax
     positions.

     As at September 30, 2010, the total amount of our unrecognized tax benefit was approximately $296 million, all of which, if recognized, would affect our effective tax rate. To the extent interest and penalties may be assessed by taxing authorities on any underpayment of income tax, such amounts have been accrued and are classified as a component of income taxes in the Unaudited Consolidated Statement of Income. As at September 30, 2010, the total amount of interest and penalties related to uncertain tax positions recognized in deferred income tax liabilities in the US GAAP - Unaudited Consolidated Balance Sheet was approximately $9 million. We had no interest or penalties included in the US GAAP - Unaudited Consolidated Statement of Income for the three and nine months ended September 30, 2010.

     Our income tax filings are subject to audit by taxation authorities and as at September 30, 2010 the following tax years remained subject to examination, (i) Canada - 1985 to date (ii) United Kingdom - 2008 to date and (iii) United States - 2005 to date. We do not anticipate any material changes to the unrecognized tax benefits previously disclosed within the next 12 months.


NEW ACCOUNTING PRONOUNCEMENTS - US GAAP

In January 2010, the Financial Accounting Standards Board issued guidance to improve financial instrument fair value measurement disclosures. The guidance requires entities to describe transfers between the three levels of the fair value hierarchy and present items separately in the level 3 reconciliation. This guidance is consistent with fair value measurement disclosures adopted for Canadian GAAP in 2009. Adoption of this guidance did not have an impact on our results of operations or financial position.